Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BOSTON SCIENTIFIC CORPORATION,

FALCON MERGER CORP.

and

ENDOCHOICE HOLDINGS, INC.

Dated as of September 27, 2016

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3.28	Export Controls	43
3.29	Competition and Antitrust Compliance	44
3.30	FDA and Regulatory Matters	44
3.31	Manufacturing and Marketing Rights	47
3.32	Products Liability	47
3.33	Privacy and Data Security	47
3.34	Government Grants and Incentives	48
3.35	No Other Representations and Warranties	48

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER		49
4.1	Organization and Qualification	49
4.2	Authority	49
4.3	No Conflict	49
4.4	Required Filings and Consents	50
4.5	Litigation	50
4.6	Information in the Offer Documents and the Schedule 14D-9	51
4.7	Ownership of Company Capital Stock	51
4.8	Sufficient Funds	51
4.9	Ownership of the Purchaser; No Prior Activities	51
4.10	Management Arrangements	51
4.11	Brokers	52
4.12	No Other Representations and Warranties	52

ARTICLE 5 COVENANTS		53
5.1	Conduct of Business by the Company Pending the Closing	53
5.2	Access to Information; Confidentiality	57
5.3	No Solicitation of Transactions	58
5.4	Appropriate Action; Consents; Filings	63
5.5	Certain Notices	66
5.6	Public Announcements	66
5.7	Indemnification of Directors and Officers	67
5.8	Takeover Statutes	68
5.9	Section 16 Matters	68
5.10	Rule 14d-10(d) Matters	68
5.11	Pre-Closing Restructuring Actions	69
5.12	Transaction Litigation	69
5.13	Stock Exchange De-listing	70
5.14	Obligations of the Purchaser	70
5.15	Employee Notifications	70
5.16	FIRPTA Certificate	70
5.17	Employee Matters	71

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		72
6.1	Conditions to Obligations of Each Party Under This Agreement	72

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ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		72
7.1	Termination	72
7.2	Effect of Termination	74
7.3	Amendment	75
7.4	Waiver	75

ARTICLE 8 GENERAL PROVISIONS		76
8.1	Non-Survival of Representations and Warranties; No Modification	76
8.2	Fees and Expenses	76
8.3	Notices	76
8.4	Certain Definitions	77
8.5	Terms Defined Elsewhere	87
8.6	Headings	91
8.7	Severability	91
8.8	Entire Agreement	91
8.9	Assignment	91
8.10	No Third Party Beneficiaries	92
8.11	Non-Recourse	92
8.12	Mutual Drafting; Interpretation	92
8.13	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	93
8.14	Counterparts	94
8.15	Specific Performance	94

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2016 (this “Agreement”), by and among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), FALCON MERGER CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and ENDOCHOICE HOLDINGS, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent (including the making of the Offer by the Purchaser and the Merger) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding Shares, at a price per Share of $8.00 (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, as soon as practicable following the Acceptance Time, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time, and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Purchaser has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Purchaser and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to Parent, as sole stockholder of Purchaser, for its adoption, and (iv) recommended that Parent, as sole stockholder of Purchaser, adopt this Agreement;

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain of the stockholders, directors and executive officers of the Company are entering into tender and support agreements with Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 7, as promptly as practicable (and in any event within eight (8) Business Days) after the date hereof, the Purchaser shall (and Parent shall cause Purchaser to) commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase all the outstanding Shares at the Offer Price. The consummation of the Offer, and the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to: (i) there being validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL), and not properly withdrawn prior to the Expiration Date, that number of Shares which, together with the number of Shares (if any) then owned by Purchaser (and its affiliates as such term is defined in Section 251(h) of the DGCL, if any) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis immediately prior to the expiration of the Offer) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a fully diluted basis immediately prior to the expiration of the Offer) and entitled to vote in the election of directors or the adoption of this Agreement and approval of the Merger (collectively, the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer shall not be subject to any conditions other than the Minimum Condition and the other conditions and requirements set forth in Annex I. The Parent and the Purchaser shall, and each of the Parent and the Purchaser shall ensure that all of their respective affiliates shall, tender any Shares held by them into the Offer.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall irrevocably accept for payment (the time of such irrevocable acceptance, the “Acceptance Time”) and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date. The Parent shall deposit, or shall cause to be deposited with the Paying Agent, concurrently with or promptly following the Acceptance Time, all of the funds necessary to purchase all Shares that the Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause the Purchaser to perform, on a timely basis, all of the Purchaser’s obligations under this Agreement. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. To the extent permitted by applicable Law, Purchaser expressly reserves the right (in its sole discretion) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Annex I, (vi) extend the Expiration Date in a manner other than in accordance with this Agreement, or (vii) impose conditions to the Offer other than those set forth in Annex I. For the avoidance of doubt, in no event shall any waiver by Purchaser of any condition to the Offer (other than the Minimum Condition) in accordance with the terms of this Agreement be deemed to be a modification or amendment of the Offer that is adverse to the holders of Shares.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If on any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I but excluding any conditions that, by their nature, are to be satisfied as of the Acceptance Time) have not been satisfied or waived by Purchaser, Purchaser shall extend the Offer for successive periods of up to ten (10) Business Days each, the length of each such period to be determined by the Purchaser in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that (i) if on the Initial Outside Date the only then unsatisfied or non-waived conditions (excluding the Minimum Condition and any conditions that, by their nature, are to be satisfied as of the Acceptance Time) is the HSR Condition and the Other Governmental Approvals Condition, the Purchaser shall not be required to extend the Offer beyond the Extended Outside Date; and (ii) except as otherwise provided in clause (i) above, if on the Initial Outside Date any condition to the Offer (excluding any conditions that, by their nature, are to be satisfied as of the Acceptance Time) has not been satisfied, the Purchaser shall not be required to extend the Offer beyond the Initial Outside Date. In addition, the Purchaser shall extend the Offer (A) for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff and (B) on one occasion upon the request of the Company if the Company receives a Competing Proposal or an Adverse Recommendation Change occurs for a period of time not to exceed ten (10) Business Days (as determined by the Company), which ten (10) Business Day-period shall be extended by the time period contemplated by Section 5.3(d) (as such time period may be extended pursuant to Section 5.3(d)); provided, however, that the Purchaser shall not be required to extend the Offer beyond the Outside Date.

(f) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated in accordance with Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall (and Parent shall cause the Purchaser to) promptly (and in any event within seventy-two (72) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the Acceptance Time, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof and the Purchaser shall not accept any Shares pursuant to the Offer.

(g) As soon as practicable on the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). The Purchaser shall provide guaranteed delivery procedures for the tender of Shares in the Offer; provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares subject to such guarantees have been “received” by the “depository” as of the Expiration Date (as such terms are defined in Section 251(h) of the DGCL). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the

SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 a notice, in compliance with Section 251(h) and Section 262 of the DGCL, of the procedures for the holders of Dissenting Shares to demand an appraisal of such Dissenting Shares in accordance with the DGCL. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by federal securities Laws, including the Exchange Act. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b) From time to time as requested by the Purchaser or its agents, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable efforts to cause any third parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan, and to permit such holders of Shares to tender Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and the Purchaser and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement is terminated pursuant to Article 7, the Parent and the Purchaser shall promptly either (1) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (2) deliver (and shall use their respective commercially reasonable efforts to cause their agents to deliver) to, the Company any and all copies and any extracts or summaries from such information then in their possession or control.

1.3 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected as soon as practicable following the Acceptance Time pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form of the certificate of incorporation of Purchaser, provided that the corporation name shall be updated to EndoChoice Holdings, Inc., until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form of the bylaws of Purchaser, provided that the corporation name shall be updated to EndoChoice Holdings, Inc., until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time or such other individuals designated by the Parent as of the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Purchaser immediately prior to the Effective Time or such other individuals designated by the Parent as of the Effective Time, from and after the Effective Time, shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

(e) If at any time during the period between the date of this Agreement and the Acceptance Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any dividend or distribution with a record date during such period, the Offer price and the Merger Consideration will be equitably adjusted to reflect such change; provided, however, that nothing herein will be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

1.4 Closing and Effective Time of the Merger. Subject to the satisfaction or waiver of all of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the first Business Day after the satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins, 200 Clarendon Street, 27th Floor, Boston, MA 02116, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as the Purchaser and the Company may agree to in writing, the Purchaser and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”), payable net to the holder in cash, subject to any withholding of Taxes required by applicable Law, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that (i) are held in the treasury of the Company, (ii) are the subject of, and irrevocably accepted for purchase pursuant to, the Offer, or (iii) at the commencement of the Offer are owned by any wholly owned Company Subsidiary, Parent, or any direct or indirect wholly owned Subsidiary of Parent (including Purchaser) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, the Purchaser shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). The Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments and Warrant Payments. Such funds shall be invested by the Paying Agent as directed by the Purchaser, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares. To the extent that there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, the Parent shall promptly reimburse any such loss or otherwise provide additional funds so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make such payments.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as the Parent and the Paying Agent shall reasonably agree; (ii) a form of declaration in which the ultimate beneficial owner of the Shares shall provide certain declarations and information on tax residency; and (iii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal and declaration, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.7), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depositary Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of one or more Book-Entry Shares held through The Depositary Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and the Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective

Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7), and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depositary Trust Company: (i) a letter of transmittal, which shall be in such form as the Parent and the Paying Agent shall reasonably agree; (ii) a form of declaration in which the ultimate beneficial owner of the Shares shall provide certain declarations and information on tax residency; and (iii) instructions for returning such letter of transmittal and declaration in exchange for the Merger Consideration. Upon delivery of such letter of transmittal and declaration, in accordance with the terms of such letter of transmittal and declaration, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.7), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extend provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. The stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only, as general creditors thereof, with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law. If immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Purchaser shall have the right to participate in and to control all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options, Stock Appreciation Rights and Restricted Shares.

(a) Treatment of Options. Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (each, a “Company Option”), under any stock option or other equity or equity-based plan of the Company, including EndoChoice Holdings, Inc. 2015 Equity Incentive Plan (including the Israeli Appendix to such plan), the ECPM Holdings, LLC 2013 Incentive Unit Plan (including the Israeli Appendix to such plan), Peer Medical Ltd. 2010 Israeli Share Option Plan, EndoChoice, Inc. 2007 Stock Incentive Plan

or any other plan, agreement or arrangement (the “Company Equity Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”). No holder of a Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any. As soon as practicable following the Closing, but in any event on or prior to the next applicable payroll payment date (but no later than fifteen (15) calendar days) following the Closing, the Surviving Corporation shall make by a payroll payment through the Company’s or the Purchaser’s payroll provider and subject to withholding, if any, as described in Section 2.7 below to each holder of Company Options such holder’s Option Payment.

(b) Treatment of Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit with respect to the Shares (each, a “Company RSU”), under any Company Equity Plan, whether or not then vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company RSU immediately prior to such cancellation and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”). From and after the Effective Time, each Company RSU shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the RSU Payment, if any. As soon as practicable following the Closing, but in any event on or prior to the next applicable payroll payment date (but no later than fifteen (15) calendar days) following the Closing, the Surviving Corporation shall make by a payroll payment through the Company’s or Purchaser’s payroll provider and subject to withholding, if any, as described in Section 2.5 below to each holder of Company RSUs such holder’s RSU Payment.

(c) Treatment of Restricted Shares. Immediately prior to the Effective Time, each Share that is subject to forfeiture or other restrictions granted under any Company Equity Plan (the “Company Restricted Shares”), shall have such forfeiture and other restrictions removed, and shall be fully vested, transferrable and treated as all other outstanding Shares under Section 2.1(b) of this Agreement.

(d) Termination of Company Equity Plans. As of the Effective Time, all Company Equity Plans and the ESPP shall be terminated and no further Shares, Company Options, Company RSUs, Equity Interests or other rights with respect to Shares shall be granted thereunder.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 2.4.

2.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Shares (the “Company Warrants”) that is issued, unexpired and unexercised immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company Warrant immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Warrant immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Warrant Payments”). No holder of a Company Warrant that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Warrant. From and after the Effective Time, each Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment, if any, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Warrant will have no rights other than the right to receive the Warrant Payment.

2.6 Treatment of Employee Stock Purchase Plan. The current offerings in progress as of the date hereof under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) shall continue, and the Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the ESPP. In accordance with the terms of the ESPP, any offering in progress as of the Effective Time shall be shortened, and the “Exercise Date” (as defined in the ESPP) shall be at least five (5) Business Days immediately preceding the Effective Time. Each then outstanding option under the ESPP shall be exercised automatically on such Exercise Date. Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1(a). The Company shall terminate the ESPP as of or prior to the Effective Time. The Company shall promptly after the date hereof amend the ESPP as appropriate to avoid the commencement of any new offering of options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time.

2.7 Withholding Rights. Each of the Parent, the Purchaser, the Surviving Corporation, the Company, the Company Subsidiaries, the Paying Agent and any other party required to make a payment under this Agreement shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable federal, state, provincial, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Document filed with or furnished to the SEC prior to the date of this Agreement and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than in any forward-looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward-looking statements” to the extent they are primarily predictive or forward looking in nature), (ii) the corresponding section of the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrent with the execution of this Agreement (the “Company Disclosure Schedule”), or (iii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other section or subsection of this Agreement, the Company hereby represents and warrants to the Parent and the Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(b) The Company and each Company Subsidiary is duly qualified to do business and is in good standing in its jurisdiction of formation and in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the currently effective certificate of incorporation of the Company (the “Company Certificate”) and bylaws of the Company (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Certificate or Company Bylaws, and, except as set forth on Section 3.1(c) of the Company Disclosure Schedule, the Company Subsidiaries are not in violation of their respective organizational or governing documents.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which, as of the close of business on September 23, 2016 (the “Capitalization Date”), there were 25,393,206 shares issued and outstanding (excluding 612,786 Shares related to Company Restricted Shares) and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. There are no Shares held in treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, the Company has no Shares or Company Preferred Stock reserved for or otherwise subject to issuance, except for 1,003,314 Shares reserved for issuance pursuant to the exercise of outstanding Company Options and 283,303 Shares subject to outstanding Company RSUs under the Company Equity Plans. As of the close of business the Capitalization Date, 612,786 Shares were Company Restricted Shares. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of Company Options, (B) the number of Company Options held by such holder as of the date hereof, (C) the number of Shares subject to each such Company Option (i.e., the original amount less exercises and any cancellations), (D) the exercise price, expiration date and vesting schedule of each such Company Option, and (E) with respect to each Company Option that is purported to be issued pursuant to Section 102 or Section 3(i), whether such was granted under Section 102 or Section 3(i), and whether an election was made to treat such Company Option under the capital gain route or ordinary income route. Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of (t) each holder of Company RSUs and Company Restricted Shares, (u) the number of Company RSUs and Company Restricted Shares held by each such holder, (v) the settlement date for each Company RSU; (w) the vesting schedule of each Company RSU and Company Restricted Share; and (x) with respect to each Company RSU or Company Restricted Share that is purported to be issued pursuant to Section 102, whether such was granted under Section 102, and whether an election was made to treat such Company RSU or Company Restricted Share under the capital gain route or ordinary income route. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, no holder of a Company Restricted Share has made an election under Section 83(b) of the Code at the time of grant of the Company Restricted Share. Neither the Company nor any Company Subsidiary is or has been in conflict with, default under or violation of, or charged by any Governmental Entity with a violation of, any Law relating to the grant of Section 102 Securities. Each Company Equity Plan pursuant to which Section 102 Securities have been purported to have been granted is qualified under Section 102, and all actions necessary to maintain the qualification of each such Company Equity Plan under Section 102 have been taken, including the approval or deemed approval of the Company Equity Plan by the ITA, and no action has been threatened against the Company nor any Company Subsidiary (nor is the Company aware of a reasonable basis for an action against the Company or any Company Subsidiary) with respect to a failure to comply with any such qualification. All Company Options which were purported to be granted pursuant to Section 102 comply in full with the requirements of Section 102 therein and the rules and regulations promulgated thereunder and no action has been threatened against the Company or any Company Subsidiary (nor is the Company aware of a reasonable basis for an action against the Company or any Company Subsidiary) with respect to the failure of the Company or any Company Subsidiary to comply with such requirements.

(d) Except for (i) Company Options outstanding as of the Capitalization Date to purchase not more than 1,003,314 Shares, (ii) Company RSUs outstanding as of the Capitalization Date with respect to 283,303 Shares, and (iii) Company Warrants outstanding as of the Capitalization Date to purchase not more than 4,061 Shares, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (A) relating to any Equity Interests of the Company or any Company Subsidiary or (B) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the Capitalization Date, the Company has not issued any shares of its capital stock or other Equity Interests (other than upon exercise of any Company Options or settlement of any Company RSUs in the ordinary course of business consistent with past practice).

(e) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any Shares or other Equity Interests in the Company or any Company Subsidiary.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. Since the close of business on the Capitalization Date, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming the accuracy of the representations and warranties set forth in Section 4.7, to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and, assuming the accuracy of the representations and warranties set forth in Section 4.7, the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.7, pursuant to applicable Law (including the DGCL), the Company Certificate and the Company Bylaws, the affirmative vote of the holders of Shares representing a majority of the outstanding Shares constitutes the only vote required of the holders of any class or series of the Company’s capital stock that would be, in the absence of Section 251(h) of the DGCL, required to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(c) Assuming the accuracy of the representations and warranties set forth in Section 4.7, the Company has taken all requisite actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board.

(d) True and complete copies of all Company Board resolutions reflecting such actions contemplated by this Section 3.3 have been previously provided to Parent. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreements.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and assuming the accuracy of the representations and warranties set forth in Section 4.7, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or Company Permit to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Purchaser and the Parent in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition Laws set forth in Section 3.5 of the Company Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws set forth in Section 3.5 of the Company Disclosure Schedule, (f) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”), and (h) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to hold any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.6(a) of the Company Disclosure Schedule contains a true and complete list of the material Company Permits. The

Company and each Company Subsidiary is in and, since January 1, 2014, has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no suspension, modification, revocation or cancellation of any of the Company Permits is pending or threatened.

(b) Neither the Company nor any Company Subsidiary is or, since January 1, 2014, has been in conflict with, default under or violation of, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except in each case for any such conflicts, defaults or violations that have been cured, or, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

(c) Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any of their respective directors, officers or employees (in their capacities as such) since September 30, 2011 (i) has violated any Criminal Law or (ii) has been charged by any Governmental Entity with any such violation of any Criminal Law. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any Company Representative (in their capacities as such), is or since September 30, 2011 has been, the subject of an investigation (including any request for information or subpoena request with respect thereto) regarding the actual or potential violation of any Criminal Law, nor has any such investigation been threatened in writing, by any Governmental Entity with respect to the Company or any Company Subsidiary, or any Company Representative (in their capacities as such), where such investigation, if determined adversely to the Company or any Company Subsidiary, or any Company Representative (in their capacities as such), would reasonably be expected to result in the imposition of a Criminal Penalty with respect to the Company or any Company Subsidiary or any Company Representative (in their capacities as such).

3.7 SEC Filings; Financial Statements.

(a) Since May 5, 2015, the Company has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. The Company has made available (by public filing with or furnishing to the SEC or otherwise) to the Parent true and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) Without limiting the generality of Section 3.7(a), (i) KPMG LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

3.8 Internal Controls; Sarbanes-Oxley Act. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The

Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) sufficient in all material respects to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2014, the Company has not identified (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act. Except as set forth on Section 3.8 of the Company Disclosure Schedule, since January 1, 2014, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any written substantive complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in accounting or auditing practices not in accordance with GAAP. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

3.9 Books and Records. The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain accurately reflect all corporate actions held or taken of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the Company Financial Statements or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, or (d) that otherwise, individually or in the aggregate, would not be material to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise.

3.11 Absence of Certain Changes or Events. Except for actions taken pursuant to and in compliance with this Agreement in connection with the Offer and the consummation of the Merger:

(a) Since January 1, 2016, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since January 1, 2016, there has not been any Company Material Adverse Effect or any change, event, state of facts, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any Company Subsidiary from January 1, 2016 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would be prohibited by Section 5.1.

3.12 Employee Benefit Plans.

(a) List of Plans. Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Service Provider (or to any dependent or beneficiary thereof of the Company or any Company Subsidiary), which are now maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, vision, dental or other health plans, life insurance plans, fringe benefits, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, customs or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor, to the Knowledge of the Company, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or as provided in this Agreement.

(b) Deliveries. With respect to each Company Benefit Plan the Company has delivered to Parent complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series), or foreign equivalents, filed with the IRS or any other Governmental

Entity with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination, notification, advisory or opinion letter, if any, issued by the IRS or any other Governmental Entity with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (vii) all filings made with any Governmental Entity under any employee benefit plan correction program, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c) General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and in substantial compliance with all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. To the Knowledge of the Company, with respect to each Company Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Tax Qualification of Plans. Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status, (ii) may rely upon a prototype opinion letter or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and, to the Knowledge of the Company, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan that could not reasonably be corrected without material liability to the Company and the Company Subsidiaries.

(e) Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. To the Company’s Knowledge (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could reasonably be expected to result in the imposition of a material penalty, fine or damages pursuant to Sections 409 or 502 of ERISA or Section 4975 of the Code, (ii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance Contract to satisfy such liability or (y) such liability is reflected on the Company Financial Statements), (iii) no suit, administrative proceeding, action or other litigation has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, Governmental Entity or United States Department of Labor (other than routine benefits claims), (iv) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, and (v) no event has occurred, and no circumstance exists, that could reasonably be expected to result in the imposition of a material excise tax upon the Company under Chapter 43 of the Code.

(f) Title IV of ERISA. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(g) Change in Control. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Service Provider to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Company Benefit Plans, or (iii) limit or restrict the right of the Company or any of the Company Subsidiaries or, after the consummation of the Merger, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans. Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.12(g) of the Company Disclosure Schedule is (i) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement. Neither the Company nor any of the Company Subsidiaries is party to any Company Benefit Plan or other agreement that would provide for a tax gross up for taxes incurred under Section 4999 of the Code.

(h) Retiree Health/COBRA/ACA. Except as required by Law, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any Person. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder, and any similar state law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, and (iii) the Affordable Care Act.

(i) Section 409A/ Deferred Compensation. The Company is not a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance in all material respects with Section 409A of the Code.

(j) Foreign Plans. With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the Laws of any jurisdiction outside of the United States (“Foreign Plans”): (i) the Foreign Plans have been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (ii) if they are intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) other than the benefits provided pursuant to the terms of any Foreign Plan, no material liability exists or reasonably could be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plans.

3.13 Labor and Other Employment Matters.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each collective bargaining agreement, collective labor agreement, agreement with any works council, or labor contract which the Company or any of the Company Subsidiaries is a party to or bound by (including, but not limited to extension orders except those generally applicable to all employers in Israel) (each a “Company Labor Agreement”). No labor union, labor organization, trade union, staff association, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification or, to the Knowledge of the Company, is or since January 1, 2014 has been engaged in any other organizing activities involving employees of the Company or any of the Company Subsidiaries. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice with respect to any employees of the Company or any Company Subsidiary since January 1, 2014, and there is no material unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to Service Providers. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary which is reasonably likely to materially interfere with the respective business activities of the Company or any of the Company Subsidiaries and no such matters have occurred since January 1, 2014. With respect to the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries has or prior to the Closing will have satisfied all notice, consultation, information, bargaining and other obligations it owes to Service Providers or their representatives under any applicable Company Labor Agreement or Law. No labor union, labor organization, works council or similar employee representative is required to consent to the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is or, since January 1, 2014, was ever a member of any employers’ association or organization and no employers’ association or organization, since January 1, 2014, has made any demand for payment of any kind from the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are and, since January 1, 2014, have been in compliance in all material respects with all Company Labor Agreements and in all material respects with applicable Laws respecting employment and employment practices including all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours (including meal and rest periods), overtime compensation, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), pay-slips, recording of work hours, notification of work terms, sexual harassment in the workplace, termination of employment, manpower agencies, services companies, prior notice of termination, wage protection, travel reimbursement, recuperation pay, child labor, immigration and work authorizations, employment discrimination, fair employment practices, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, unemployment insurance, and the entitlement, accrual and usage of sick leave and vacation days. Except as would not, individually or in the aggregate, result in material liability for the Company or any of the Company Subsidiaries: (i) the Company and the Company Subsidiaries have paid all wages, salary, wage premiums, commissions, bonuses, expense reimbursements, severance pay and other compensation that has come due and payable to its Service Providers in accordance with applicable Law, Contract, or Company policy; (ii) each Service Provider is authorized to work in the jurisdiction where he or she provides services to the Company or any of the Company Subsidiaries; (iii) all amounts which the Company or any Company Subsidiary is legally or contractually required to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life/managers’ insurance, incapacity insurance, continuing education fund or other similar fund (including relating to severance pay) have been deducted and paid as required by applicable Laws or Contract; and (iv) neither the Company nor any Company Subsidiary has misclassified: (A) any Person as an independent contractor or similar classification rather than as an employee; (B) any employee leased from another employer; (C) any employee currently or formerly classified as exempt from overtime wages; or (D) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(c) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, or any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

(d) Neither the Company nor any Company Subsidiary has effectuated a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary during the ninety (90)-day period prior to the date of this Agreement. None of the Company or any Company Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law applicable to the Company or such Company Subsidiary during the ninety (90)-day period prior to the date of this Agreement.

(e) The Compensation Committee of the Company Board is (and at all times since June 10, 2015 was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (“Independent Directors”). On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the eighteen (18) months immediately prior to the date hereof, and (ii) any Company Options awarded to, or any acceleration of vesting of any Company Options held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the eighteen (18) months immediately prior to the date hereof.

3.14 Contracts; Indebtedness.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract (excluding, for the avoidance of doubt, any Contract that has expired or terminated in accordance with its terms, in each case with no ongoing liability or obligation applicable to the Company or any Company Subsidiary) to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (i) any agreement that limits the freedom of the Company, any Company Subsidiary or any of the Company’s current affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, (ii) any agreement that, after the Effective Time, would have the effect of limiting the freedom of Parent or any of its Subsidiaries to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, (iii) any joint venture or partnership agreement, (iv) any agreement with a supplier or a customer providing for annual payments or receipts in excess of $150,000 with a term in excess of one year, (v) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $150,000 in any one year period that cannot be terminated on less than 30 calendar days’ notice without material payment or penalty, (vi) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary, (vii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (viii) any acquisition agreement (A) entered into with a purchase price in excess of $150,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $150,000 (including indemnification obligations or other material obligations), (ix) any divestiture agreement with a purchase price in excess of $150,000 or that contains ongoing indemnification obligations or other material obligations, (x) any agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement, (xi) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $150,000 individually, (xii) any material lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreements”), (xiii) any Contract that involves the license of Company-Owned Intellectual Property or Company-Licensed Intellectual Property or otherwise pertains to settlement of claims or an obligation of royalty or other payment, covenant not to sue, indemnification, or the like, by or to the benefit of Company or a Company Subsidiary, in Intellectual Property or (xiv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act). Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b) (i) Each Company Material Contract is, in all material respects, a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Offer or the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries; (iii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (iv) none of the Company or any Company Subsidiary has

Knowledge of, or has received written notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract, and otherwise has no Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

3.15 Litigation. Except with respect to matters that are the subject of Section 3.18:

(a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) that would, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or the transactions contemplated hereby, including the Offer and the Merger; and

(b) neither the Company nor any Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted or the transactions contemplated hereby, including the Offer and the Merger.

3.16 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) each of the Company and the Company Subsidiaries is now and, since January 1, 2014, has been in compliance with all Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of the Company Business as now being conducted, and all such Environmental Permits are in good standing; (b) there is not now and, since January 1, 2014, has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company or the Company Subsidiaries, or any property previously owned, leased or operated by the Company or the Company Subsidiaries at the time the Company or the Company Subsidiaries owned, leased or operated said property, except in full compliance with all applicable Environmental Laws; (c) since January 1, 2014, the Company and the Company Subsidiaries have not received any notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor are the Company or the Company Subsidiaries aware of any information which might form the basis of any such notice or claim; (d) there is no site to which the Company and the Company Subsidiaries have since January 1, 2014 transported or arranged for the transport of Hazardous Substances which is or may become the subject of any environmental action; (e) there is not now nor, since January 1, 2014, has there been any underground or aboveground storage tank at any property currently owned, leased or operated by the Company or the Company Subsidiaries or at any property previously owned, leased or operated by the Company or the Company Subsidiaries at the time the Company or the Company Subsidiaries owned, leased or operated said property; (f) since January 1, 2014, the Company and the Company Subsidiaries have not released any other Person from claims or liability under any Environmental Law nor have waived any material rights concerning any claims under any Environmental Law; (g) neither the Company nor the Company Subsidiaries is an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Law; (h) since January 1, 2014, the Company and the Company Subsidiaries have not entered into or agreed to any consent order or decree, or Contract, or are not subject to any judgment, settlement, order, or agreement relating to, compliance with, or liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; (i) the Company has provided true and complete copies of all environmental insurance policies to Parent applicable to the Company and the Company Subsidiaries; and (j) true and complete copies, in the Company’s possession or control, of all sampling results, environmental or safety audits or inspections, or other written reports concerning environmental, health or safety issues, pertaining to any current or former operations of the Company and the Company Subsidiaries or property currently or formerly owned, leased or operated by the Company and the Company Subsidiaries, have been provided to Parent.

3.17 Intellectual Property.

(a) Company-Owned Intellectual Property. Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Company-Owned Intellectual Property that is the subject of a pending or issued application for patent, trademark, copyright, design right, domain names or other similar registration of Intellectual Property with a Governmental Entity (“Registered Company-Owned Intellectual Property”), (ii) all licenses, assignments and other agreements relating to ownership of the Company-Owned Intellectual Property, and (iii) all written agreements relating to the Company-Owned Intellectual Property which the Company or any Company Subsidiary has licensed or authorized for use by others.

(b) Company-Licensed Intellectual Property. Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) any Company-Licensed Intellectual Property that are the subject of a pending or issued application for patent, trademark, copyright, design right, domain names or other similar registration of Intellectual Property with a Governmental Entity (“Registered Company-Licensed Intellectual Property”); (ii) any written licenses, assignments and other agreements relating thereto under which the Company or any of the Company Subsidiaries has been granted a license or right to use such Registered Company-Licensed Intellectual Property; and (iii) any other written agreements relating to Company-Licensed Intellectual Property under which the Company or any of the Company Subsidiaries has been granted a license or rights to use such Company-Licensed Intellectual Property. The Company has delivered or made available to Purchaser or Parent correct and complete copies of all such licenses set forth in Section 3.17(b) of the Company Disclosure Schedule (each, a “Company-Licensed Intellectual Property Agreement”). With respect to each such license:

(i) such license is valid and binding in accordance with its terms, and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

(ii) such license will not require consent to assignment or cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;

(iii) neither the Company nor any of the Company Subsidiaries has: (A) received any written notice of termination or cancellation under such license; (B) received any written notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license;

(iv) neither the Company, any of the Company Subsidiaries nor to the Knowledge of the Company, any other party to such license is in material breach or default thereof, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license; and

(v) such license does not include any royalty or other payment obligation based upon the manufacture, use or sale of services, processes or products (including the Company Products) or based upon the grant of sublicenses under such license for the manufacture, use or sale of services, processes or products (including the Company Products).

(c) No Infringement of Third Parties.

(i) To the Knowledge of the Company, the operation of the Company Business, and the development, use, manufacture, marketing, distribution, import or sale of any products (including the Company Products) as conducted by Company or any Company Subsidiary as of the Closing Date (the “Company Operations and Products”), do not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party.

(ii) No Proceeding is pending, or to the Knowledge of the Company is or has been threatened in writing, alleging that the Company Operations and Products interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party, or that challenges or seeks to deny or restrict the exclusive ownership by or (exclusive, as applicable) license rights of the Company or any of the Company Subsidiaries of any of the Company-Owned Intellectual Property or Company-Licensed Intellectual Property.

(iii) Neither the Company nor the Company Subsidiaries has received any written notice, demand, or request from any third party that the Company or the Company Subsidiaries cease and desist the use of any Intellectual Property of, or license any Intellectual Property rights from, any third party, or alleging that the Company-Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(iv) Except as set forth in Section 3.17(c)(iv) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries have agreed or are otherwise obligated to indemnify or obligated to a covenant not to sue any third party for or against any infringement, misappropriation, or other violation of any Company-Owned Intellectual Property or Company-Licensed Intellectual Property, or other Intellectual Property.

(v) Except as set forth in Section 3.17(c)(v) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries is obligated to provide any payments or account to any third-party with respect to any exercise of Intellectual Property rights by the Company or any Company Subsidiary, or any successor to the Company or any Company Subsidiary, under any Company-Owned Intellectual Property or Company-Licensed Intellectual Property or with respect to the Company Operations and Products.

(d) Ownership; Sufficiency. Either the Company or one of the Company Subsidiaries is the sole owner of the entire right, title and interest in and to the Company-Owned Intellectual Property and with respect to Registered Company-Owned Intellectual Property, to the Knowledge of the Company, has maintained all registrations, grants and certificates issued in any jurisdiction worldwide with respect thereto in full force and effect, and has a license or other legal right under the Company-Licensed Intellectual Property, subject to the terms of the Company-Licensed Intellectual Property Agreements. The Company-Owned Intellectual Property and the Company-Licensed Intellectual Property, together with the rights of the Company and the Company Subsidiaries under the presently effective Company Material Contracts, include all rights to Intellectual Property used in or necessary for the Company Products set forth in Section 3.17(d) of the Company Disclosure Schedule. Section 3.17(d) of the Company Disclosure Schedule sets forth a correct and complete description of the ownership of the design history files and governmental registrations of the Company Products listed therein.

(e) Filing, Prosecution and Recordation. All required documents, recordations and certificates in connection with the Registered Company-Owned Intellectual Property and the Registered Company-Licensed Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining, enforcing and recording and perfecting title or license to, as applicable, such Company-Owned Intellectual Property and Company-Licensed Intellectual Property. No inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed with respect to any Company-Owned Intellectual Property or in the prosecution of any patent applications within any Company-Owned Intellectual Property or any Company-Licensed Intellectual Property.

(f) Options. Except as set forth in Section 3.17(f) of the Company Disclosure Schedule: neither the Company nor any of the Company Subsidiaries is (i) a party to any written agreement under which it has granted any outstanding options, licenses, covenants, Liens, or other rights of any kind held by any other person or entity relating to the Company-Owned Intellectual Property and the Company-Licensed Intellectual Property; nor (ii) bound by or a party to any written agreement under which it has received any outstanding options, licenses, covenants, Liens, or other rights of any kind held by any other person or entity relating to the Intellectual Property of any other person.

(g) Validity. To the Knowledge of the Company, none of the Registered Company-Owned Intellectual Property or the Registered Company-Licensed Intellectual Property are invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors), and no Proceeding is pending or, to the Knowledge of the Company, threatened alleging that any Registered Company-Owned Intellectual Property or Registered Company-Licensed Intellectual Property is invalid or unenforceable in whole or in part.

(h) No Infringement by Third Parties. To the Knowledge of the Company, no person is engaging in any activity that infringes, misappropriates or otherwise violates the Company-Owned Intellectual Property or Company-Licensed Intellectual Property, and no Proceeding or threat, notice, demand or other communication (oral or written) to that effect is ongoing, or has been made by the Company or any of the Company Subsidiaries against any person. Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor any of their licensors to the extent of exclusive rights held by the Company or any of the Company Subsidiaries, has granted any license or other right to any third party with respect to the Company-Owned Intellectual Property or Company-Licensed Intellectual Property.

(i) Employees. Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, to the Knowledge of the Company, none of its present or former employees, officers, directors, agents or consultants, or those of their licensors, is: (i) subject to confidentiality or non-compete restrictions in favor of any third person the breach of which would subject the Company or any of the Company Subsidiaries to any material liability; or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with their duties to the Company or any of the Company Subsidiaries, as applicable, or that would conflict with the Company Business. Each current or former employee and officer of and consultant to the Company and any of the Company Subsidiaries, and to any licensor of the Company and any of the Company Subsidiaries, has executed a proprietary information and inventions agreement substantially in the form provided to Parent. No current or former employee or officer of or consultant to the Company or any of the Company Subsidiaries, and to any licensor of the Company and any of the Company Subsidiaries, has excluded works or inventions made prior to his or her employment or relationship with the Company or any of the Company Subsidiaries, or with any such licensor, from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement.

(j) Confidential Information. Each of the Company and the Company Subsidiaries, and any exclusive licensor of the Company and the Company Subsidiaries, has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential information. To the Knowledge of the Company: (i) there has been no disclosure (except with a non-disclosure agreement in place governing such disclosure), misappropriation, misuse or breach of confidentiality of any material trade secrets or confidential information of the Company or any of the Company Subsidiaries, or other material confidential Company-Owned Intellectual Property and material confidential Company-Licensed Intellectual Property, by any employee or officer of or consultant to the Company or any of the Company Subsidiaries, or by any other person; (ii) no employee, independent contractor or agent of the Company or any of the Company Subsidiaries has misappropriated, misused or breached the confidentiality of any trade secrets or confidential information of any other person (including any former employer) in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or any of the Company Subsidiaries, nor any exclusive licensor of the Company and any of the Company Subsidiaries, is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company-Owned Intellectual Property and Company-Licensed Intellectual Property.

(k) Effect of Contemplated Transactions. Neither the execution, delivery or performance of this Agreement, including the consummation of the Offer and the Merger, will, with or without notice or the lapse of time, result in a breach, violation or conflict with any agreement concerning the Company-Owned Intellectual Property or Company-Licensed Intellectual Property or require consent for assignment, or result in or give any other person the right to cause: (i) a loss of, or Lien on, any Company-Owned Intellectual Property or Company-Licensed Intellectual Property, or any Company-Owned Intellectual Property or Company-Licensed Intellectual Property to cease to be valid and enforceable rights of the Company; (ii) the release, disclosure or delivery of any Company-Owned Intellectual Property or Company-Licensed Intellectual Property by or to any escrow agent or any other person; or (iii) the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Company-Owned Intellectual Property or Company-Licensed Intellectual Property, or impair the right of the Company or any of the Company Subsidiaries (or Parent and Purchaser after the Closing) to use, possess, sell or license, without restriction, any Company-Owned Intellectual Property or portion thereof, or to use any Company-Licensed Intellectual Property or portion thereof on terms identical in all material respects to those currently in effect.

(l) Industry Standards/Open Source Body. Neither the Company nor any Company Subsidiaries, nor, to the Company’s or any Company Subsidiary’s Knowledge, any of their respective shareholders, is or has ever been a member or promoter of, user of, or a contributor to, any industry standards body or similar organization (including any “open source” software compendium or collaboration or other group or organization) that could compel the Company or any Company Subsidiary or shareholder thereof to disclosure to any third party, or grant or offer to any third party any license or right to Company-Owned Intellectual Property, Company-Licensed Intellectual Property, or any Company Product, each of the foregoing in whole or in part.

(m) Transferability. All Company-Owned Intellectual Property and Company-Licensed Intellectual Property will be fully transferable, alienable or licensable by the Company, a Subsidiary of the Company and/or Parent and Purchaser without restriction and without payment of any kind to any third party, including any limitations imposed by the terms of any government grant, government contract or government cooperative agreement.

(n) Assignment of Intellectual Property. It is the policy of each of the Company and the Company Subsidiaries, and each of the Company and the Company Subsidiaries is and has been in material compliance with such policy, that (i) each current and former employee, consultant, and contractor of any of the Company and the Company Subsidiaries irrevocably assign or otherwise transfer to the Company or the Company Subsidiaries all ownership and other rights of any nature whatsoever of such employee, consultant, and contractor in any Intellectual Property arising or resulting from or directed or pertaining to any activities in which such employee, consultant, and contractor was engaged during his or her employment with, or otherwise for or on behalf of, any of the Company and the Company Subsidiaries, or any results thereof, and (ii) each current and former employee, consultant, and contractor of any of the Company and the Company Subsidiaries that has had access to confidential information of any of the Company and the Company Subsidiaries or of any other person provided to any of the Company and the Company Subsidiaries, has entered into a confidentiality agreement with one of the Company or the Company Subsidiaries which contains obligations to protect and maintain the confidentiality of such confidential information and to use such confidential information for permitted purposes only. All employees, consultants, and contractors that have been engaged in the conception, creation, reduction to practice, or development of any Intellectual Property for or on behalf of the Company and/or the Company Subsidiaries, or have had access to confidential information of the Company and the Company Subsidiaries or of any other person provided to the Company and/or the Company Subsidiaries, have executed an agreement of the type described in clauses (i) and (ii) above, respectively. All amounts payable by the Company and/or the Company Subsidiaries to any person involved in the conception, creation, reduction to practice, or development of any Company-Owned Intellectual Property have been paid in full, and, all employees of the Company and the Company Subsidiaries are not entitled to and have expressly and irrevocably waived any right or claim to receive additional compensation or royalties for such Intellectual Property or specifically on account of its enforcement, license, use or other exploitation.

3.18 Tax Matters.

(a) Filing of Tax Returns. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, the Company and each Company Subsidiary has timely filed (taking into account any extension of time to file granted or obtained) with the appropriate taxing authorities all income Tax Returns and all other material Tax Returns required to be filed by or with respect to it through the date hereof. All such Tax Returns are true, complete and accurate in all material respects. All Taxes due and owing by the Company and the Company Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No power of attorney with respect to any Taxes of the Company or any Company Subsidiary has been filed or executed with any taxing authority, which has not been revoked.

(b) Payment of Taxes. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the dates of the financial statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statement, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice. Neither the Company nor any Company Subsidiary has consented to extend the time in which any Tax may be assessed or collected by any taxing authority which is still in effect.

(c) Audits, Investigations or Claims. No deficiencies for, or adjustments in respect of, Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed, asserted or assessed by any taxing or other Governmental Entity. There are no pending or, to the Knowledge of the Company, threatened or proposed audits, assessments, proceedings or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary, and there are no matters under discussion with any Governmental Entities, or known to the Company, with respect to Taxes that are likely to result in a material liability for Taxes with respect to the Company or any Company Subsidiary. No claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the Company or any Company Subsidiary remains unpaid. No issues relating to Taxes of the Company or any of the Company Subsidiaries were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, the Company has delivered or made available to Parent true and complete copies of all filed income Tax Returns and all other filed material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended prior to January 1, 2016, and true and complete copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary or any predecessors for the years ended prior to January 1, 2016. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Liens. There are no Liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiaries.

(e) Tax Elections. All material elections with respect to Taxes affecting the Company or any Company Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth in Section 3.18(e) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary (i) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; (iv) has undertaken any transaction which will require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Tax Sharing Agreements. There are no Tax-sharing agreements, Tax allocation agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary (excluding any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), and, after the Closing Date, none of the Company or any Company Subsidiary shall be bound by any such Tax-sharing agreements, Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) Other Entity Liability. None of the Company or any Company Subsidiary has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, a consolidated or unitary state or local Tax Return (other than a group the common parent of which is the Company). None of the Company or any Company Subsidiary is presently liable, nor does the Company or any Company Subsidiary have any potential liability, for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(h) Income Adjustments. None of the Company or any Company Subsidiary will be required to include in any taxable period (or portion thereof) ending after the Closing Date any taxable income attributable to income of the Company or any Company Subsidiary that accrued in any taxable period (or portion thereof) ending on or prior to the Closing Date but was not recognized in such taxable period, including as a result of (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, provincial, local or foreign Law), (ii) the installment method of accounting, (iii) the long-term contract method of accounting, (iv) a written agreement with a taxing authority, (v) the earnings and profits of any taxpayer or the Company or any Company Subsidiary being recharacterized as “subpart F income” (as defined in Section 952 of the Code) under the provisions of Section 952(c)(2) of the Code, (vi) any election under Section 108(i) of the Code (or similar provisions of state, provincial, local or foreign Law), (vii) any prepaid amount received on or prior to the Closing Date, (viii) a “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other state, provincial, local or foreign Law), or (ix) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law), in each case with respect to a transaction or agreement entered into, or election made, on or prior to the Closing Date.

(i) No Withholding. Each of the Company and the Company Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) USRPHC. None of the Company or any Company Subsidiary has been (i) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; or (ii) a “real property” company (Igud Mekarkein, as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase), 1963).

(k) Partnerships, Single Member LLCs, CFCs and PHCs. Except as set for in Section 3.18(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, provincial, local or foreign law), (iv) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (v) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(l) Permanent Establishment. Neither the Company nor any Company Subsidiary that is a United States person within the meaning of Section 7701(a)(30) of the Code has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(m) Foreign Property. No non-U.S. Company Subsidiary holds property that constitutes an investment in “United States property” for purposes of Section 956 of the Code.

(n) Foreign Status. No non-U.S. Company Subsidiary (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor is it treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(o) Rulings. There are no outstanding rulings of, or requests for rulings by, any taxing authority addressed to the Company or any Company Subsidiary that are, or if issued would be, binding on the Company or any Company Subsidiary.

(p) Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company or any Company Subsidiary constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable Law.

(q) Spin-Offs. None of the Company nor any Company Subsidiary or predecessors by merger or consolidation has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(r) Net Operating Losses. As of December 31, 2015, the Company and Company Subsidiaries have a “net operating loss,” as defined in Section 172(c) of the Code, of not less than $125,379,458. The amount of such net operating losses that, as a result of prior “ownership changes,” are subject to limitations under Section 382 of the Code does not exceed $12,700,000. For the avoidance of doubt, no representation is made regarding the amount of net operating losses that may be subject to limitation under Section 382 of the Code in connection with any “ownership change” resulting from the transactions contemplated by this Agreement.

(s) Tax Shelters. Neither the Company nor any Company Subsidiary has participated (i) in any “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable Laws of foreign jurisdictions), (ii) in any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or (iii) any other transaction requiring disclosure under similar provisions of state, provincial, local or foreign Law. If either the Company or any Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company or such Company Subsidiary believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(t) Except as set for in Section 3.18(t) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Ordinance. The Company and the Company Subsidiaries are and have been in compliance with the terms of the rulings set forth in Section 3.18(t) of the Company Disclosure Schedule.

(u) The Company and the Company Subsidiaries have not requested approval to be recognized as, are not, and were never approved as, an “Approved Enterprise” or “Benefited Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959.

(v) Neither the Company nor any Company Subsidiary is or has been party to any arrangements that could subject the Company or any Company Subsidiary to any potential liability or change in respect of its past or current transfer pricing practices and there are no circumstances in which Section 85A of the Israeli Tax Ordinance, or any other Law could apply causing any tax authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

3.19 Insurance. The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Section 3.19 of the Company Disclosure Schedules contains a true and complete list of the

Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. None of the Company or any Company Subsidiary has received any written notice or other written communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. Except as set forth on Section 3.19 of the Company Disclosure Schedule, none of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement.

3.20 Properties and Assets. The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their respective businesses in all material respects as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

3.21 Real Property.

(a) None of the Company nor any of the Company Subsidiaries owns any real property.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c) Each parcel of Leased Real Property is in material compliance with all existing Laws applicable to such Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are, to the Knowledge of the Company, no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Knowledge of the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

3.22 Opinion of Financial Advisor. The Company Board has received the opinion of Guggenheim Securities, LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the Offer Price to be received by holders of Shares (other than Parent, the Purchaser and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide a true and complete signed copy of such opinion to Parent solely for informational purposes promptly after the date of this Agreement and after receipt thereof by the Company Board.

3.23 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by or on behalf of the Parent or the Purchaser in writing expressly for inclusion therein.

3.24 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.25 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for (i) employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice and (ii) any transaction which would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.26 Customers and Suppliers.

(a) Section 3.26(a) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined by gross sales during the twelve (12) month period ending on August 31, 2016 (each, a “Significant Customer”). Since January 1, 2016, no Significant Customer has given notice to the Company in writing of its intention to (i) terminate its relationship with, or otherwise stop or materially reduce purchasing products from, the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it purchases products from the Company or such Company Subsidiary, as applicable, in a manner adverse to the Company or Company Subsidiary as applicable.

(b) Section 3.26(b) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, determined by gross expenditures, during the twelve (12) month period ending on August 31, 2016 (each, a “Significant Supplier”). Since January 1, 2016, no Significant Supplier has indicated in writing an intention to (i) terminate its relationship with, or otherwise stop or materially reduce its supply of the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it is prepared to supply the Company or such Company Subsidiary, as applicable, in a manner adverse to the Company or Company Subsidiary as applicable.

3.27 Anti-Corruption Laws.

(a) None of the Company or any Company Subsidiary, directly or indirectly through the Company Representatives or, to the Knowledge of the Company, any other Person acting on behalf of the Company or any Company Subsidiary (including any distributor, agent, sales intermediary or other Third Party), has since January 1, 2014 (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or controlled entities), any political party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of improperly (1) influencing any act or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, (3) assisting the Company or any Company Subsidiary or any of their respective Company Representatives in obtaining or retaining business for or with, or directing business to, any Person, (4) securing any improper advantage or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Entity or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and the Company Subsidiaries have, since January 1, 2014, been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Since January 1, 2014, the Company and the Company Subsidiaries have not received any communication from a Governmental Entity that alleges that the Company or any Company Subsidiary, or any Company Representative, is or may be in material violation of, or has, or may have, any unresolved material liability under, any Anti-corruption Laws.

(b) Since January 1, 2014, the Company and the Company Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. Since January 1, 2014, there have been no false or fictitious entries made in the books and records of the Company or the Company Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. Since January 1, 2014, the Company and the Company Subsidiaries have not established or maintained a secret or unrecorded fund.

(c) None of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any of its or their respective employees (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or, to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.28 Export Controls.

(a) Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective Company Representatives (in each case acting in their capacities as representatives of the Company or any Company Subsidiary) has had any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has made available to the Purchaser true and complete copies of each Contract between the Company or any Company Subsidiary and any Person engaged in international trade or export on behalf of the Company or any Company Subsidiary (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List), the execution or performance of which by the Company or any Company Subsidiary would, absent the requisite permits held by such Person, reasonably be expected to result in a material violation of any of the foregoing Laws set forth in this Section 3.28(a) (for purposes of this Section 3.28(a), without regard to the existence or validity of such permit).

(b) The Company and the Company Subsidiaries have obtained all material export Company Permits, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(c) There are no material, pending or, to the Knowledge of the Company, threatened civil, criminal or administrative Proceedings, settlements or enforcement actions, involving the Company or any Company Subsidiaries in any way relating to Laws identified in Section 3.28(a).

(d) The Company and the Company Subsidiaries are not engaged in any activities in material violation of the Laws identified in Section 3.28(a) to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, the Republic of Cuba, the Islamic Republic of Iran, the Republic of North Korea, the Republic of the Sudan or Syria.

3.29 Competition and Antitrust Compliance. Since January 1, 2014, neither the Company nor any Company Subsidiary is or has been in violation of, or is being or, to the Knowledge of the Company, has been investigated for, or charged by any Governmental Entity with a violation of, any Competition Law applicable to the Company or any Subsidiary of the Company. No investigation or review by any Governmental Entity under any Competition Law with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

3.30 FDA and Regulatory Matters.

(a) The Company and the Company Subsidiaries are and since January 1, 2014 have been, and, to the Knowledge of the Company, since their incorporation have been, in compliance in all material respects with all Healthcare Laws applicable to the Company and the Company Subsidiaries, or the Company Business. The design, manufacture, testing, and distribution of the Company Product by or on behalf of the Company and the Company Subsidiaries is being and since January 1, 2014 has been, and, to the Knowledge of the Company, since their incorporation has been, conducted in compliance in all material respects with all applicable Healthcare Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products and, to the extent applicable to the Company or any of the Company Subsidiaries, counterpart Laws in the European Union and all other countries where compliance is required. The Company and the Company Subsidiaries and, to the Knowledge of the Company, any contract manufacturers of the Company Product are, and at all times have been, in compliance with the FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws, and the Company Product, if so required, are in conformance in all material respects with all applicable CE Marking certifications and declarations of conformity. Neither the Company nor any of the Company Subsidiaries has received notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including, without limitation, the FDA, the Centers for Medicare &

Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal or foreign Governmental Entity alleging non-compliance by, or liability of, the Company or the Company Subsidiaries under any Healthcare Law.

(b) The Company and each of the Company Subsidiaries holds such permits from the United States or foreign Governmental Entities required for the conduct of its business as currently conducted, including, where applicable and without limitation, those permits to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Company Product in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Company Product (collectively, the “Company Licenses”). The Company and each of the Company Subsidiaries, as the case may be, has fulfilled and performed all of their material obligations with respect to each Company License and is in material compliance with all material terms and conditions of each Company License, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company License. Neither the Company nor any of the Company Subsidiaries has received any information or notification from the FDA or any other Governmental Entity with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Entity.

(c) All material applications, filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to FDA, state, other federal or non-United States equivalent agencies by the Company or the Company Subsidiaries have been so filed, maintained or furnished and were true, complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). All material applications, notifications, submissions, information, claims, reports, and filings utilized as the basis for or submitted in connection with any and all requests for a Company License from the FDA or other Governmental Entity relating to the Company Product, when submitted to the FDA or any other Governmental Entity, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or other Governmental Entity and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

(d) No Company Product manufacturing site (whether Company- or Company Subsidiary-owned or operated, or that of a current contract manufacturer for the products) has been subject to a Governmental Entity (including FDA) shutdown or import or export prohibition.

(e) There have been no adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by the FDA or any other Governmental Entity with respect to any of the Company Product or any facilities where any such Company Product are tested, produced, processed, packaged or stored.

(f) All preclinical and clinical trials, if any, that have been or are being conducted by or on behalf of, or sponsored by, the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries or their Company Product have participated, and which have been or will be submitted to regulatory authorities in connection with applications for clearance or approval, were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws, including, but not limited to, the Federal Food Drug and Cosmetic Act (“FDCA”) and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, the Medical Device Directives, and all applicable EEA Member State Laws governing performance evaluations and clinical trials with medical devices. The Company and the Company Subsidiaries have not received any notices, correspondence or other communication from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any clinical trials conducted by or on behalf of the Company or any of the Company Subsidiaries, or in which the Company or any of the Company Subsidiaries have participated, and to the Company’s Knowledge, there is no reason to believe that the FDA or any other Governmental Entity is considering such action.

(g) The Company has delivered to Parent or Purchaser true, correct and complete copies of all material written communications with any Governmental Entity (specifically including but not limited to the FDA) in any jurisdiction related to the Company Product, as well as correct and complete written summaries of all material oral communications between the Company, any of the Company Subsidiaries or their respective officers, employees, agents or representatives, on the one hand, and any Governmental Entity in any jurisdiction, or their respective employees, agents or representatives, on the other hand.

(h) Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or the Company Product, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries has made an untrue statement of material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or to the Knowledge of the Company, any of its directors, officers, employees or agents.

3.31 Manufacturing and Marketing Rights. Neither the Company nor any of the Company Subsidiaries has granted rights to develop, manufacture, produce, assemble, license, market, or sell Company Products to any other person and is not bound by any agreement that affects the Company’s, or any of Company Subsidiary’s, exclusive right to develop, manufacture, assemble, distribute, market or sell Company Products.

3.32 Products Liability.

(a) Since January 1, 2014, no claim has been made or, to the Knowledge of the Company, threatened in connection with the product liability of any Company Product and no Governmental Entity has commenced or, to the Knowledge of the Company, threatened to initiate any Proceeding or requested the recall of any Company Product, or commenced or, to the Knowledge of the Company, threatened to initiate any Proceeding to enjoin the production of any Company Product.

(b) The goods and services supplied by the Company and each of the Company Subsidiaries have since January 1, 2014 complied in all material respects with all Laws and with all government, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(c) Since January 1, 2014, no customer of the Company or any of the Company Subsidiaries has complained of any quality, design, engineering or safety issue with respect to the Company Product that could adversely impact the sales, the business, the operations or the reputation of the Company or the Company Business.

(d) Since January 1, 2014, no Company Product developed, used, manufactured or sold by the Company prior to the Closing contained or will contain any quality, design, engineering, manufacturing or safety defect.

3.33 Privacy and Data Security. The Company has provided to Parent true and correct copies of all privacy policies adopted by the Company or any of the Company Subsidiaries in connection with its operations. Each of the Company and the Company Subsidiaries (a) has, to the Company’s Knowledge, complied with all Privacy Laws, and (b) has taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to the Company or the Company Subsidiaries in accordance with its applicable privacy policies. For purposes of this Section 3.33, “Privacy Laws” shall mean any Law related to the protection, collection, use, disclosure, privacy and security of sensitive personal information or which regulates the creation, maintenance or usage of databases, including, without limitation, the Health Insurance Portability and Accountability Act (HIPAA) statute as amended by the Health Information Technology for Economic and Clinical Health Act and associated regulations; all state and local data privacy and security Laws, including Chapters 93H and 93I of the Massachusetts General Laws, dealing with data security and the protection of personal information; the Sarbanes-Oxley corporate financials regulations; the information collection, reporting, and safeguarding requirements of the FDA regulations; Payment Card Issuers

(PCI) credit card data security standards; the European Economic Area national data protection legislation consistent with the Data Protection Directive 95/46/EC issued by the European Commission; and all other similar federal, state and foreign Laws, rules, and regulations concerning the privacy and security of information.

3.34 Government Grants and Incentives. Section 3.34 of the Company Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) from any Governmental Entity, for which the Company or any of the Company Subsidiaries applied and which were granted or are pending. The Company and the Company Subsidiaries do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Government Grants identified or required to be identified in Section 3.34 of the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries is in material compliance with all of the terms, conditions and requirements of its respective Government Grants and has duly fulfilled all the undertakings relating thereto. Neither the Company nor any of the Company Subsidiaries, agents, contractors, licensors or third party service providers has developed any Intellectual Property, to which the Company has any rights, through the application of any financing made available by any Government Grants, and no Company-Owned Intellectual Property, Company-Licensed Intellectual Property, or Company Products, are subject to any assignment, grant-back, license, march-in, payment obligation or other right, prohibition, or restriction of any Governmental Entity, including as a result of any Government Grants.

3.35 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, the Purchaser or any of their respective affiliates or representatives on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Parent, the Purchaser or their respective representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to the Parent, the Purchaser or their representatives or affiliates or any other Person resulting from the Parent’s, the Purchaser’s or their representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Parent, the Purchaser or their representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Parent, the Purchaser or their respective representatives or in any other form in connection with the transactions contemplated by this Agreement, except as and only to the extent any such information is expressly included in a representation or warranty contained in this Article 3. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Parent and the Purchaser under this Agreement or applicable Law arising out of fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as set forth in the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. Prior to the execution of this Agreement, Parent, as sole stockholder of the Purchaser, duly executed and delivered a stockholder consent, effective immediately following the execution of this Agreement, adopting this Agreement pursuant to Section 228 of the DGCL (the “Parent Consent”). Parent has delivered to the Company a copy of the Parent Consent, and the Parent Consent has not been rescinded, revoked or modified in any respect. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes (other than as provided in the Parent Consent) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the making of the Offer, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition Laws set forth in Section 4.4 of the Parent Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of the NYSE, and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.

(a) There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Offer or the Merger, or otherwise seeks to prevent or materially delay consummation of the Offer or the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information in the Offer Documents and the Schedule 14D-9. The information supplied by or on behalf of the Parent and the Purchaser for inclusion in, or incorporation by reference into, the Schedule 14D-9 and any Other Filing filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto), will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made in the Offer Documents based on information supplied by the Company in writing expressly for inclusion therein. The Offer Documents and any Other Filings filed with the SEC by Parent or the Purchaser will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.7 Ownership of Company Capital Stock. None of Parent, the Purchaser or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8 Sufficient Funds. Parent and the Purchaser will have all of the funds immediately available as and when needed that are necessary to consummate the Offer and the Merger and to perform their respective obligations under this Agreement.

4.9 Ownership of the Purchaser; No Prior Activities.

(a) All the outstanding Equity Interests of the Purchaser have been duly authorized and validly issued and are wholly owned, directly or indirectly, by the Parent. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Offer and the Merger, and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.10 Management Arrangements. As of the date hereof, except as previously disclosed to the Company, none of Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding (whether written or oral): (a) with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act or (b) with any stockholder of the Company pursuant to which such stockholder would be entitled to receive consideration of a different amount or nature than the Offer Price or such stockholder agrees to tender their Shares into the Offer or vote against any Superior Proposal.

4.11 Brokers. Neither Parent, the Purchaser nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, the Purchaser or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.12 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Parent, the Purchaser or any of their affiliates or any other Person on behalf of the Parent or the Purchaser makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its respective affiliates or representatives on any such representation or warranty) with respect to the Parent, the Purchaser, their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or their respective representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Each of the Parent and the Purchaser acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of the Parent or the Purchaser has relied upon, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to the Parent or the Purchaser or their representatives or affiliates in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of the Parent and the Purchaser acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and the Company Subsidiaries, and their respective affiliates, stockholders, controlling persons or Company Representatives shall not have any liability or responsibility whatsoever to the Parent, the Purchaser, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Parent Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to the Parent, the Purchaser, any Parent Subsidiary, affiliates, stockholders, controlling persons or Parent Representatives, except as and only to the extent expressly set forth in Article 3 (as qualified by the Company Disclosure Schedule). Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Company under this Agreement or applicable Law arising out of fraud.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations only in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, by paying all Taxes and filing all Tax Returns required under applicable Law), (ii) use its commercially reasonable efforts to keep available the services of the current officers and other key employees of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or any Company Subsidiary has business relations and (iii) use its commercially reasonable efforts to preserve substantially intact its present business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law (other than Section 5.1(s)) or as expressly contemplated by this Agreement (including with respect to any Pre-Closing Restructuring Actions taken), or otherwise with the prior written consent of the Purchaser, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly:

(a) amend, modify, waive, rescind or otherwise change its certificate of incorporation, bylaws, equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests, other than the issuance of Shares upon the exercise of Company Warrants, Company Options, under the ESPP, or the settlement of Company RSUs outstanding as of the date hereof in accordance with their current terms;

(c) sell, pledge, dispose of, transfer, encumber, assign, lease, license, sublicense, abandon, dedicate to the public, or permit to lapse (solely in the case of material Company-Owned Intellectual Property or Company-Licensed Intellectual Property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any property or assets (including Company-Owned Intellectual Property and Company-Licensed Intellectual Property) of the Company or any Company Subsidiary, except (i) pursuant to existing Contracts for the sale or purchase of goods or services in the ordinary course of business, consistent with past practice, (ii) dispositions in the ordinary course of business, consistent with past practice, of equipment and property no longer used in the operation of the business as currently conducted, or (iii) sales of inventory or other tangible property or assets having a fair market value less than $250,000 in the aggregate, in each case in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Option in accordance with the terms of such Company Options as in effect on the date hereof, and (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans in accordance with the terms of such awards as in effect on the date hereof;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than this Agreement, the Merger and the actions contemplated by Section 5.11);

(g) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other Person or any Equity Interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice and capital improvements permitted pursuant to Section 5.1(k);

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the obligations of any Person (other than with respect to indebtedness between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries) for borrowed money in excess of $1,000,000 in the aggregate;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary), other than (A) routine travel, relocation and business advances in the ordinary course of business to employees of the Company or any Company Subsidiary, and (B) trade credit, in either case, made in the ordinary course of business consistent with past practice;

(j) except in the ordinary course of business consistent with past practice, (i) terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract, (ii) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract or (iii) amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract;

(k) except in the ordinary course of business consistent with past practice, make or authorize any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(l) except as required by Law or to comply with any Company Benefit Plan as in effect on the date of this Agreement and disclosed in Section 3.12(a) of the Company Disclosure Schedule, (i) increase the compensation or benefits of any Service Provider, except for routine increases in base cash compensation to Service Providers (other than officers and directors) in the ordinary course of business consistent with past practice, (ii) pay to any Service Provider any compensation or benefit not provided for under any Company Benefit Plan, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iii) grant any severance, change of control, retention, termination or similar compensation or benefits to any Service Provider, (iv) adopt, establish, enter into, amend, modify or terminate any Benefit Plan or Company Labor Agreement, (v) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, (vi) amend or modify the terms of any Company Benefit Plan to accelerate the time of vesting or payment of any compensation or benefit, or (vii) hire any employee whose base compensation would exceed $150,000;

(m) (i) forgive any loans to directors, officers, employees or any of their respective affiliates or (ii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(n) (i) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $50,000 in any individual case, except (A) in the ordinary course of business consistent with past practice and in accordance with the terms thereof or (B) liabilities or obligations reserved against on the Balance Sheet (for amount not in excess of such reserves); (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or (iii) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

(o) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or applicable rules and regulations of the SEC;

(p) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve the payment of monetary damages not in excess of the amounts set forth on Section 5.1(p) of the Company Disclosure Schedule and does not (i) include any other obligation to be performed by, or limitation upon, the Company or the Company Subsidiaries, the Parent, the Purchaser or their affiliates that is material to the Company, the Parent, the Purchaser or their affiliates or (ii) result in any (A) imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary; or (B) actual or potential violation of any Criminal Law;

(q) make, change or rescind any material election in respect of Taxes (including, without limitation, an entity classification election under Treasury Regulations Section 301.7701-3); settle or compromise any material claim, notice, audit report, or assessment in respect of Taxes; amend any material Tax Return or claim for refund except to the extent otherwise required by Law; request any ruling or enter into any advance pricing agreement or closing agreement with respect to Taxes; make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; enter into any Tax allocation, sharing or indemnity agreement; take any action (excluding any action contemplated by this Agreement) which is reasonably likely to cause a reduction in the amount of “net operating loss” identified in Section 3.18(r) or refrain from taking any reasonable action which would result in a preservation of such amount; surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim, proceeding or assessment in respect of Taxes; make any application for, negotiate or conclude any Tax ruling or arrangement with a taxing authority; or file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law;

(r) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(s) convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than, to the extent required by n Order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its commercially reasonable efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would reasonably be expected to be inconsistent with their fiduciary duties under applicable Law);

(t) fail to keep in force material Insurance Policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(u) enter into, renew, modify or extend any Contract of a type described in the last sentence of Section 3.28(a) to the extent performance under such Contract would, or could reasonably be expected to, require performance by the Company or any Company Subsidiary, or any counterparty to such Contract, after the Acceptance Time;

(v) implement or announce any plant closing, material reduction in labor force or other material layoff of employees or service providers;

(w) take any action that is intended or would reasonably be expected to result in any of the conditions and requirements of the Offer set forth in Article 1 or Annex I or the conditions to the Merger set forth in Article 6 not being satisfied, except to the extent permitted by Section 5.3; or

(x) agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors and authorized agents (collectively, the “Parent Representatives”) reasonable access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including Tax Returns and related workpapers) as the Parent or the Purchaser may reasonably request, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, offices and other properties, Company Products, Contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as the Parent or the Parent Representatives may reasonably request, (iii) reasonably cooperate with the Parent Representatives to organize and facilitate meetings among the Parent Representatives and the Company Representatives to be located at the properties, offices or other facilities of the Company and the Company Subsidiaries at such times during normal business hours as the Parent or the Purchaser may reasonably request, (iv) use commercially reasonable efforts to furnish or produce information related to the financial or tax records of the Company if reasonably requested by the Parent or the Purchaser (which, for purposes of this Section 5.2, shall be deemed to be furnished or produced upon entering into an engagement between the Company and the Company’s regular external advisors to produce such information), and (v) reasonably cooperate with the Parent and the Parent Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and the Company Subsidiaries as the Parent or the Purchaser may reasonably request; provided, that communications and meetings by the Parent or its affiliates with customers of the Company or any Company Subsidiary (other than customers of both the Parent and its affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand) shall be made jointly by the Parent and the Company and in consultation with the Company or the applicable Company Subsidiary, except, in each case, to the extent the Company reasonably determines, after consultation with legal counsel, that any of the foregoing actions would be, in any respect material to the Company, prohibited by applicable Law, would result in a waiver of any available privilege or trade secret protection of the Company or the Company Subsidiaries or would breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate any obligations under, any then-effective Contract to which the Company or any Company Subsidiary is a party (in each case, it being agreed that the Company shall give notice to the Parent of the fact that it is withholding such access or information and thereafter the Company and the Parent shall use their respective commercially reasonable efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a violation, disclosure, waiver or breach); provided, however, that (x) any such access and cooperation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or the discharge by employees of the Company or the Company Subsidiaries of their employment responsibilities, (y) any such access to accountants and accountants’ work papers shall be subject to customary conditions, and (z) in no event shall such access include the right to conduct any environmental sampling or testing unless agreed to in advance by the Company, which agreement shall not be unreasonably withheld, conditioned or delayed. All requests for access and information shall be coordinated through the executive officers of the Company. No investigation conducted pursuant to this Section 5.2(a) shall affect or be deemed to modify or limit any representation or warranty made by the parties in Article 3 and Article 4.

(b) With respect to the information disclosed pursuant to Section 5.2(a), the Parent shall comply with, and shall cause the Purchaser and the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated June 6, 2016, by and between the Company and the Parent (the “Confidentiality Agreement”); provided, that (i) nothing in the Confidentiality Agreement shall restrict the Parent’s or the Purchaser’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers to the Purchaser a Notice of Superior Proposal of a type described in Section 5.3(d), the restrictions set forth in Section 8, Section 9 and Section 12 of the Confidentiality Agreement shall terminate and cease to apply to the Parent and the Purchaser. The Company and the Parent hereby agree, in accordance with Section 19 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 5.2(b).

5.3 No Solicitation of Transactions.

(a) From and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Article 7, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, (x) cease and cause to be terminated any existing solicitation, discussion or negotiation with any Third Party that may be ongoing with respect to a Competing Proposal, and (y) within three (3) Business Days from the date of this Agreement, request any such Third Party to promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and the Company Subsidiaries. Subject to Section 5.3(b), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of the Company Subsidiaries to, or afford access to the books or records or officers or employees of the Company or the Company Subsidiaries to, any Third Party that, to the Knowledge of the Company, is seeking to make or has made, a Competing Proposal. Subject to Section 5.3(c), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (A) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(b)) providing for any Competing Proposal (an “Alternative Acquisition Agreement”); (B) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) (collectively, “Takeover Statutes”), any Third Party or any action taken by a Third Party, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; (C) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Competing Proposal (other than to the extent the Company Board determines in good faith, after consultation with the Company’s outside legal advisors, that failure to take any of such actions under clause (C) would be inconsistent with the directors’ fiduciary duties under applicable Law or is necessary to facilitate a Competing Proposal in compliance with Section 5.3(b)); provided that the Company shall not enforce and hereby waives any provision of any agreement that would prohibit a third party from requesting such termination, amendment, modification or waiver or from communicating confidentially a Competing Proposal to the Company Board (i.e., a “don’t ask, don’t waive” provision); or (D) publicly propose to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Competing Proposal from a Third Party that was not received or obtained from an intentional and material breach of this Section 5.3, (ii) the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, that such Competing Proposal either constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (iii) the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (x) furnish nonpublic information to such Third Party that has made the bona fide written Competing Proposal and (y) engage in discussions or negotiations with such Third Party with respect to such bona fide written Competing Proposal; provided, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any non-public information concerning the Company or the Company Subsidiaries provided or made available to such Third Party shall, to the extent not previously provided or made available to the Purchaser, be provided or made available to the Purchaser at substantially the same time that such non-public information is provided or made available to such Third Party. Promptly (but in no event later than one (1) Business Day) after taking any of the actions referred to in this Section 5.3(b), the Company shall notify the Purchaser orally and in writing that it furnished non-public information and/or entered into discussions or negotiations as provided in this Section 5.3(b), together with an unredacted copy of the Competing Proposal submitted by such Third Party (including any materials relating to such Third Party’s proposed debt financing, if any).

(c) Except as expressly permitted by this Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Schedule 14D-9; (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the

Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act; (iv) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal made or received after the date hereof (any of the actions described in clauses (i) through (iv) of this Section 5.3(c), an “Adverse Recommendation Change”); or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board shall be permitted to effect an Adverse Recommendation Change or terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement (and concurrently exempt the business combination restrictions of Section 203 of the DGCL with respect to the Competing Proposal contemplated by such Alternative Acquisition Agreement), in each case, solely with respect to a Superior Proposal, subject, in each case, to compliance with Section 5.3(d), if the Company Board has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be proposed by the Purchaser pursuant to, Section 5.3(d).

(d) The Company Board shall not be entitled to effect an Adverse Recommendation Change (in respect of a Superior Proposal) or to terminate this Agreement as permitted under Section 5.3(c) unless (i) the Company has not intentionally and materially breached this Section 5.3 as it relates to such Superior Proposal, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to the Purchaser that the Company intends to take such action, which Notice of Superior Proposal or intention shall not be deemed an Adverse Recommendation Change for any purpose of this Agreement, and which notice includes an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal and any equity or debt financing materials related thereto, if any), (iii) during the three (3) Business Day period following the Purchaser’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause the Company Representatives to, negotiate with the Purchaser in good faith (to the extent the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with the Company’s outside financial and legal advisors, taking into account any changes to this Agreement proposed by the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(d); provided, however, that for purposes of this sentence, references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

(e) From and after the date hereof, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Article 7, the Company shall promptly (and in any event within twenty-four (24) hours), notify the Purchaser in the event that the Company, any Company Subsidiary or, to the Knowledge of the Company, any Company Representative receives (i) any Competing Proposal or indication by any Person that it is planning or intends to submit a Competing Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information that could not reasonably be expected to lead to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal. The Company shall notify the Purchaser (orally and in writing) promptly (and in any event within twenty-four (24) hours) of the identity of such Person and provide a copy of such Competing Proposal, indication, inquiry or request (or, where no such copy is available, to the extent known, a reasonably detailed description of such Competing Proposal, indication, inquiry or request). The Company shall keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event within twenty-four (24) hours) after the occurrence of any material changes or material developments) of the status of any Competing Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material written inquiries, material correspondence and draft documentation related thereto, in each case to the extent known and to the fullest extent permitted by applicable Laws.

(f) Notwithstanding anything to the contrary contained in this Section 5.3, the Company Board may at any time prior to the Acceptance Time effect an Adverse Recommendation Change if (i) a material change, event, effect, occurrence, state of facts or development has occurred or arisen after the date of this Agreement that was not known to the Company (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement) (and which change, event, effect, occurrence, state of facts or development does not relate to (A) a Competing Proposal or (B) the value implied for any portion of the assets of the Company and the Company Subsidiaries by any proposal or offer relating to the FUSE Business or any action taken or information received by the Company in connection with any action contemplated by Section 5.4(f)) and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect an Adverse Recommendation Change in response to such change, event, effect, occurrence, state of facts or development would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that in no event shall the following events, developments or changes in circumstances constitute a change, event, effect, occurrence, state of facts or development contemplated by clause (i) above: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (2) any events, developments or changes in circumstances relating to the Parent or the Purchaser or any of their affiliates, (3) the actual or potential sale of the Company’s FUSE Business and any decision related thereto, including the purchase price or other terms and conditions thereof, or (4) changes in the market price or trading volume of Shares or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such change or fact shall not be excluded by this clause (4)); provided, further that (A) the Company Board has provided to Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the circumstances related to such determination, (B) during such three (3) Business Day period, the Company shall, and shall cause the Company Representatives to, negotiate with the Purchaser in good faith (to the extent the Purchaser desires to negotiate) to make adjustments in the terms and conditions of this Agreement and (C) following the end of the three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with the Company’s outside legal advisors, taking into account any changes to this Agreement proposed by the Purchaser that the failure to effect an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) making any disclosure to its stockholders with regard to the transactions contemplated by this Agreement or a Competing Proposal if the Company Board (after consultation with outside counsel) determines in its good faith judgment that failure to make such disclosure would reasonably be expected to violate U.S. federal or state securities Law or other applicable Law or its fiduciary obligations under applicable Law, including making a statement contemplated by Item 1012(a) of Regulation M-A or taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any disclosure permitted under Section 5.3(g)(i) shall be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement, (iii) contacting and engaging in discussions with any Person or group and their respective representatives who has made a Competing Proposal solely for the purpose of clarifying such Competing Proposal and the terms thereof, or (iv) informing a Person or group of Persons that has made or, to the Knowledge of the Company, is considering making, a Competing Proposal of the provisions of this Section 5.3.

(h) The Company agrees that any violation by any of the Company Subsidiaries of the restrictions set forth in this Section 5.3 shall be deemed to be a breach of this Section 5.3 by the Company.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall the taking of any action taken in good faith by the Company, the Company Subsidiaries or the Company Representatives in connection with Section 5.4(f) be a breach or violation of this Section 5.3.

(j) For purposes of this Agreement:

“Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (1) more than twenty percent (20%) of the assets of the Company and the Company Subsidiaries, taken as a whole, or (2) more than twenty percent (20%) of the combined voting power of the Company; (B) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than twenty percent (20%) of the combined voting power of the Company; (C) the issuance by the Company of more than twenty percent (20%) of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of the Company Subsidiaries in which a Third Party or its shareholders, if consummated, would beneficially own, directly or indirectly, more than twenty percent (20%) of the combined voting power of the Company or, if applicable, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

“Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “85%”) made by a Third Party which was not solicited or obtained in intentional or material breach of Section 5.3(a) and which, in the good faith judgment of the Company Board, and after consultation with the Company’s outside financial and legal advisors, taking into account all factors and matters deemed relevant in good faith by the Company Board, including the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of consummation, and the Third Party making such Competing Proposal if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed by the Purchaser (including pursuant to Section 5.3(d))).

5.4 Appropriate Action; Consents; Filings.

(a) The Company, the Parent and the Purchaser shall use commercially reasonable efforts to (i) take, or cause to be taken, or cause to be done, and to assist and cooperate with the parties in doing, any and all things necessary, to eliminate each and every impediment under any Competition Law that is asserted by any Governmental Entities to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) take any and all such actions necessary to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement, including, but not limited to (A) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of the Company’s assets, properties or businesses to be acquired by it pursuant hereto as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement two (2) Business Days prior to the Extended Outside Date and (B) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring less than two (2) Business Days prior to the Extended Outside Date; provided, however, that such litigation in no way limits the obligation of Company, Purchaser, and Parent to use its best efforts, and to take any and all steps necessary, to eliminate each and every impediment under Competition Law to close the transactions contemplated hereby no later than two (2) Business Days prior to the Extended Outside Date; (iii) obtain from any Governmental Entities any and all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent, the Purchaser or the Company, or any of their respective Subsidiaries in order to effect the Closing by not later than two (2) Business Days prior to the Extended Outside Date, and to avoid any and all action or proceeding by any Governmental Entity (including those in connection with the HSR Act) that would prevent effecting the Closing by not later than two (2) Business Days prior to the Extended Outside Date or delay the Closing beyond two (2) Business Days prior to the Extended

Outside Date, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iv)(A) as promptly as reasonably practicable, and in any event within eight (8) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under the HSR Act, and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under other applicable Law; provided, that the Company and the Purchaser shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9 and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. Without limiting the foregoing, the Company, the Parent and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, or cause to be done, all things necessary to defend or otherwise resolve any Proceeding by a Governmental Entity described in paragraph (i) of clause (d) of Annex I, with such commercially reasonable efforts determined without regard to the materiality of the jurisdiction in which such Proceeding is pending to the Company Business or the business of Parent. The Company and the Purchaser shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither the Parent, the Purchaser nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Parent, the Company or their respective Subsidiaries or affiliates if it would result in a Regulatory Material Adverse Effect. Further, notwithstanding the foregoing or anything contained in this Agreement to the contrary, Parent, Purchaser or the Company shall not be required to agree to take any action contemplated under this subsection (b) unless such actions are conditioned upon the occurrence of the Closing or are effective on or after the Closing. Further, nothing contained in this Agreement shall restrict the Parent or any of its affiliates from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions with other Persons through both internally generated and third-party proposals.

(c) The Company and the Purchaser shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any Required Third Party Consents; provided, however that the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.4(b) such party shall use its commercially reasonable efforts to minimize any adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Acceptance Time or the Effective Time, from the failure to obtain such consent.

(d) Without limiting the generality of anything contained in this Section 5.4, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger or any of the other transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Proceeding.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (i) none of the Company or any Company Subsidiary shall be permitted to, without the prior written consent of the Purchaser, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither the Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(f) Notwithstanding anything to the contrary set forth herein, from and after the date hereof, the Company shall use commercially reasonable efforts to provide or cause to be provided to Parent and Purchaser all assistance reasonably requested by Parent and Purchaser in connection with marketing, solicitation, negotiation and preparation for a sale of the FUSE Business or other transaction involving the FUSE Business, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the FUSE Business that Parent or Purchaser may reasonably request, including management presentations, and respond to inquiries from third parties regarding the FUSE Business, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements for any definitive agreement with respect to a transaction involving the FUSE Business, (iii) to assist in transition planning with respect to the sale of the FUSE Business and the separation of the FUSE Business, and (iv) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons in connection with consummation of any transaction involving the FUSE Business. Notwithstanding any provision herein to the contrary (including Section 5.2), Parent and Purchaser are hereby authorized to share information regarding the FUSE Business to any potential counterparties to a transaction involving the FUSE Business, subject to execution of a confidentiality agreement reasonably acceptable to the parties.

5.5 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, each party hereto shall promptly notify the other parties of (a) any fact(s), change(s), event(s), development(s) or circumstance(s) that have occurred, arisen or come into existence or first become known to any party, that, if uncured, would cause any condition set forth in Article 6 or Annex I to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied, (b) the failure of the Company or the Purchaser and/or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would, if uncured, result in any condition set forth in Article 6 or Annex I to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied or (c) any Proceeding arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise modify the conditions to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement, nor limit or affect the remedies available hereunder.

5.6 Public Announcements. So long as this Agreement is in effect, the Parent, the Purchaser and the Company shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the Company (in the case of a press release or public statement by the Parent or the Purchaser) or Parent (in the case of a press release or public statement by the Company) (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or the other transactions contemplated by this Agreement and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by Law or any requirements of the NYSE, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 5.3, (c) with respect to any press releases or other public statements by the Purchaser or the Parent in response to any public announcement permitted by clause (b) hereof, or (d) any public statement which is consistent with the press release referred to in the following sentence and with the Offer Documents. Each of the parties hereto agrees that, promptly following execution of this Agreement, (x) the Company and the Parent shall each issue a press release in forms mutually agreed to by the Company and the Parent announcing the execution of this Agreement and the transactions contemplated hereby, (y) the Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release and (z) the Parent and the Purchaser shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

5.7 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, indemnify and hold harmless all the past and present directors or officers and employees of the Company and of the Company Subsidiaries (collectively, the “Covered Persons”) to the same extent such Covered Persons are entitled to indemnification by the Company as of the date of this Agreement as provided by the terms of the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement, in each case, arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby), to the full extent not prohibited under the applicable provisions of the DGCL. The Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.7(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the Covered Person to whom expenses are advanced shall, prior to such advancement, undertake to repay such advanced expenses to the Surviving Corporation, if it is ultimately determined by a final nonappealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification.

(b) For a period of six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors or officers of the Company shall continue in full force and effect with respect to matters arising out of acts or omissions at or prior to the Effective Time in accordance with their terms.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to the Purchaser) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O

Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Maximum Annual Premium”); provided that if the annual premium of such insurance coverage exceeds such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverable available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the D&O Insurance at an annual cost not to exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Parent and the Surviving Corporation under the first sentence of this Section 5.7(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) In the event the Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e) The obligations under this Section 5.7 shall not be terminated or modified in such a manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected indemnitee (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be Third Party beneficiaries of this Section 5.7).

5.8 Takeover Statutes. If any restrictions on business combinations in any Takeover Statute becomes or is deemed to be applicable to the Company, the Parent or the Purchaser, the Offer, the Merger or the Support Agreements or any other transaction contemplated by this Agreement, then the Company and the Company Board shall use commercially reasonable efforts to render such restrictions on business combinations inapplicable to the foregoing; provided that nothing in the foregoing shall require the Company Board to take any action that would be inconsistent with its fiduciary duties under applicable Law.

5.9 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company RSUs pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

5.10 Rule 14d-10(d) Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case, to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee of the Company Board (each member of which the Company Board shall have determined is an “independent director” within the meaning of NYSE rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 5.10 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

5.11 Pre-Closing Restructuring Actions. As close in time to the Closing as is commercially practicable, each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to take, or cause to be taken, any actions (including, without limitation, the filing of an entity classification election under Treasury Regulations Section 301.7701-3 with respect to any eligible entities) reasonably requested by the Parent or the Purchaser in writing in order to effect the liquidation, distribution, transfer, merger, disposition or contribution of any Company Subsidiary, any Equity Interest in any Company Subsidiary, or any assets held by the Company or any Company Subsidiary (any such actions, the “Pre-Closing Restructuring Actions”); provided that (a) all transfers, mergers, and dispositions effected pursuant to this Section 5.11 shall occur between or among the Company and the Company Subsidiaries (including any newly formed Subsidiary pursuant to this section) except to the extent any ancillary steps, including filing or elections, are required to be made under applicable Law to effect the same, and (b) the Company and the Company Subsidiaries shall not be required to take or cause to be taken any action that could reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Offer or the Merger. The Company shall keep the Parent informed of all progress and developments with respect to such Pre-Closing Restructuring Actions. The Company shall deliver or cause to be delivered to the Purchaser drafts of any documentation (including any filings) required to be made to effect any Pre-Closing Restructuring Action requested for the Parent’s review and approval. The Company shall reflect any changes reasonably requested by the Parent in such documentation, and shall deliver or cause to be delivered to the Purchaser documents evidencing the consummation of any Pre-Closing Restructuring Actions requested, including copies of the documentation with respect to any elections filed pursuant to this Section 5.11, as promptly as practicable following such consummation.

5.12 Transaction Litigation. The Company shall control, and the Company shall give the Purchaser the opportunity to participate reasonably in the defense of, any litigation brought by stockholders of the Company or any other Person against the Company and/or members of the Company Board relating to the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, “Transaction Litigation”); provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same, without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Company’s performance of its obligations under this Section 5.12, the parties hereto shall enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; provided, however, that the Company shall not be required to provide information if doing so would cause the loss of any attorney-client privilege or other applicable legal privilege; provided, further, that, if any information is withheld pursuant to the foregoing proviso, the Company shall inform the Parent as to the general nature of what is being withheld and the parties shall use commercially reasonable efforts to enable the Company to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

5.13 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with the Purchaser and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to cause the delisting of the Company and of the Shares from NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten (10) calendar days after the Closing Date.

5.14 Obligations of the Purchaser. The Parent will take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

5.15 Employee Notifications.

(a) As soon as reasonably practicable following the date hereof (and in all cases prior to the Closing Date), the Company and the Company Subsidiaries shall complete all works council and trade union notifications and consultations that may be required by applicable Laws to have been undertaken in connection with this Agreement and the transactions contemplated hereby and their respective effects and shall have complied with all other notification, consultation and similar obligations (whether statutory or contractual) of the Company or any of the Company Subsidiaries required to be complied with by them prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby and their respective effects. Prior to distribution of any correspondence or other documentation with respect to this Agreement and the transactions contemplated hereby or any of their respective effects to any of their employees or any works council, trade union or similar employee representative body, the Company and the Company Subsidiaries shall provide the Parent and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company and the Company Subsidiaries).

5.16 FIRPTA Certificate. At the Closing, the Company shall deliver to the Parent a statement, dated as of the Closing Date, in form and substance reasonably acceptable to the Parent that satisfies the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2).

5.17 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a total annual cash compensation opportunity (base salary or wage rate, as applicable, and annual cash bonus opportunity) that is not less favorable in the aggregate than the total annual cash compensation opportunity provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance payments and benefits that are at least as favorable as the severance payments and benefits provided to such Continuing Employee immediately prior to the Effective Time and (iii) other welfare benefits (excluding any equity-based or equity-related compensation and any benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, at least as favorable in the aggregate as selected in the Parent’s sole discretion to either (A) those generally made available to similarly situated employees of the Parent or its Subsidiaries under its welfare benefit plans and programs, or (B) to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b) The Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to) to provide credit for each Continuing Employee’s length of service with the Company (as well as service with any predecessor employer) for all purposes (including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of the Surviving Corporation and/or its Subsidiaries (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of the Company immediately prior to the Effective Time, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Company Benefit Plan. In addition, and without limiting the generality of the foregoing, the Parent shall (or shall cause the Surviving Corporation to) use commercially reasonable efforts to (A) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Company Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan, and (B) for the calendar year in which the Closing occurs, credit any unused balance in a Continuing Employee’s flexible spending account in a Company Benefit Plan to a flexible spending plan maintained by the Surviving Corporation and/or its Subsidiaries.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require the Parent or the Surviving Corporation to continue any Company Benefit Plan or any plan maintained by Parent or the Surviving Corporation or prevent the amendment, modification or termination thereof after the Effective Time. Nothing contained in this Section 5.17 shall be deemed an amendment of any Company Benefit Plan or any plan maintained by Parent or the Surviving Corporation after the Effective Time. The provisions of this Section 5.17 are solely for the benefit of the parties to this

Agreement, and no employee of the Company or any of the Company Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 5.17 shall create such rights in any such Persons.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) As set forth in Section 1.1(b), the Purchaser shall have irrevocably accepted for payment all Shares validly tendered and not properly withdrawn in the Offer.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) By mutual written consent of the Purchaser and the Company, by action of their respective Board of Directors, at any time prior to the Effective Time;

(b) By either the Company or the Purchaser, if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement caused the non-satisfaction of any condition to the Offer set forth in Annex I;

(c) By either the Company or the Purchaser, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and, in each such case, such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party whose breach of this Agreement caused the issuance of or failure to lift such Order;

(d) By the Purchaser, at any time prior to the Acceptance Time, if (i) an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.3), (ii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9, or (iii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the foregoing;

(e) By the Purchaser, at any time prior to the Acceptance Time, if the Company shall have intentionally and materially breached its obligations under Section 5.3;

(f) By the Company, at any time prior to the Acceptance Time, if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal and is otherwise permitted to terminate this Agreement and accept such Superior Proposal in compliance with and pursuant to Section 5.3; provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Termination Fee to the Parent pursuant to Section 7.2;

(g) By the Purchaser, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, such that, in either case, any condition to the Offer contained in paragraphs (d)(iii) or (d)(iv) of Annex I would not, if such Uncured Inaccuracy or breach continued to the Expiration Date, be satisfied, (ii) the Purchaser shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach, as applicable is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach, as applicable, shall not have been cured; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that, in either case, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(h) By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that has had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) the Company shall have delivered to the Purchaser written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Purchaser and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement such that, in either case, any condition to the Offer contained in paragraphs (d)(iii) or (d)(iv) of Annex I would not be satisfied.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefore described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of the Parent, the Purchaser or the Company or their respective Subsidiaries, officers, directors or managers, except (i) with respect to Section 5.2(b), this Section 7.2 and Article 8 and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of fraud or a willful and material breach by the Company, on the one hand, or the Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement. For the purposes of this Section 7.2(a), a “willful and material” breach means a material breach that is a consequence of either (A) an act knowingly undertaken or a knowing failure to act by the breaching party with the intent of causing a breach of this Agreement or (B) an act knowingly undertaken or a knowing failure to act by the breaching party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.

(b) The Parties agree that if this Agreement is terminated by the Purchaser pursuant to Section 7.1(d) or 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to the Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by the Purchaser, a termination fee equal to $7,950,000 (the “Termination Fee”).

(c) The Parties agree that if this Agreement is terminated by the Purchaser or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time the Purchaser would not be prohibited from terminating this Agreement pursuant to Section 7.1(b)), and prior to the date of termination of this Agreement a Competing Proposal shall have been publicly made or otherwise publicly communicated to the Company or the Company Board (unless publicly withdrawn prior to such termination), then the Company shall pay the Termination Fee to the Parent no later than two (2) Business Days after the date of entrance by the Company or any Company Subsidiary into a definitive agreement concerning a transaction that constitutes a Competing Proposal (provided that for purposes of this Section 7.2(c), the term “Competing Proposal” shall have the meaning assigned to such term in Section 5.3(j), except that the references to “20%” shall be deemed to be references to 85%); provided that any definitive agreement referred to in this sentence is entered into or completed by the Company or any Company Subsidiary within twelve (12) months of the termination of this Agreement; or (B) the date any Third Party purchases (in one or a series of transactions) assets of the Company or any Company Subsidiary representing 85% or more of the consolidated assets of the Company and the Company Subsidiaries, or Equity Interests representing 85% or more of the voting power of the Company; provided that any definitive agreement or purchase referred to in clauses (A) and (B) of this sentence is entered into or completed by the Company or any Company Subsidiary within twelve (12) months of the termination of this Agreement, or if there is no such agreement with respect to a purchase contemplated by clause (B), any tender, exchange or other offer or arrangement for the Company’s voting securities is first publicly announced within twelve (12) months of such termination of this Agreement.

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Parent.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parent, the Purchaser and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(f) In the event that the Company shall fail to pay the Termination Fee when due, and the Parent or the Purchaser commences a suit which results in a final judgment against the Company for the Termination Fee, the Company shall promptly pay the Termination Fee to the Parent, with interest on the amount due pursuant to this Section 7.2 from the date such payment was originally required to be made until the date of payment at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.

(g) Other than for specific performance and in the case of fraud or a willful and material breach of this Agreement by the Company, in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.2, the Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.2 shall be the sole and exclusive remedy of the Parent, the Purchaser and any of their respective affiliates (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation for monetary damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

7.3 Amendment. This Agreement may be amended by each of the Company, the Parent and the Purchaser by action taken by or on behalf of their respective Board of Directors at any time prior to the Acceptance Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Acceptance Time, the Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties; No Modification.

(a) None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

(b) The accuracy or inaccuracy of any representation or warranty of a party to this Agreement shall not be affected or be deemed modified or limited by any investigation made (or not made) by or on behalf of another party, including any investigations made (or not made) by any of such party’s employees, advisors, agents, consultants or representatives, or by reason of the fact that such party or any of its employees, advisors, agents, consultants or representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue.

8.2 Fees and Expenses. All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained and delivery is followed within one Business Day pursuant to either clause (a) or (b)), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to the Parent or the Purchaser, addressed to it at:

Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

Attention: Chief Corporate Counsel

Fax: 508-683-4350

with a copy to (for information purposes only):

Latham & Watkins LLP

John Hancock Tower

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Attention:        Johan V. Brigham

                         Julie A. Scallen

Tel: (617) 948-6000

Fax: (617) 948-6001

Email: johan.brigham@lw.com

            julie.scallen@lw.com

If to the Company, addressed to it at:

EndoChoice Holdings, Inc.

11405 Old Roswell Road

Alpharetta, Georgia 30009

Attention: General Counsel

Tel: (888)-682-3636

with a copy to (for information purposes only):

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Attention:     Keith M. Townsend

Tel: (404) 572-4600

Fax: (404) 572-5100

Email: ktownsend@kslaw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (without regard to any amendment thereto pursuant to this Agreement); provided, that such confidentiality agreement may contain a less restrictive or no standstill restriction and shall not be required to restrict the submission of a Competing Proposal to the Company Board; provided, further, that such confidentiality agreement shall not contain any provisions contravening the provisions of, or limiting the Company’s ability to comply with, this Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any Company Subsidiary, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain an improper business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (d) other material compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Service Provider, or between the Company, any of the Company Subsidiaries or any Commonly Controlled Entity, on the one hand, and any Service Provider, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Company Subsidiaries, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Business” means the design, development, use, manufacture, marketing, distribution, import and sale of products of the Company and the Company Subsidiaries, as presently conducted and as presently contemplated to be conducted, including Company Products.

“Company-Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of the Company Subsidiaries by any third party, including the Intellectual Property listed in Section 3.17 of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Offer and the Merger, except in each case for any of the following or any change, event, effect, occurrence, state of facts or development resulting from, either alone or in combination, the following: (i) changes in general economic, legal, tax, regulatory or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates); (ii) changes in the industries in which the Company operates as of the date hereof; (iii) changes in Laws or regulatory conditions applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or changes or prospective changes in GAAP or interpretation thereof; (iv) any man-made or natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks), or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks); (v) any changes in the market price or trading volume of Shares or any failure to meet internal or published projections, forecasts or expectations or estimates of revenue or earnings or other financial performance or results of operations for any period or any failure by the Company to meet its internal budgets, plans, or forecasts of its revenues or earnings or other financial performance or results of operations; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (v); (vi) the entry into and announcement of this Agreement and the transactions contemplated hereby, including the impact thereof on lenders, investors, employees or customers; (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Parent or the Purchaser (including, for the avoidance of doubt, any action contemplated by Section 5.4(f)); (viii) any Proceeding brought, asserted or threatened by or on behalf of any holder or holders of capital stock, units or other equity interests in the Company or any of the Company Subsidiaries arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the underlying causes of such Proceeding shall be excluded by this clause (viii) unless such underlying cause of such Proceeding otherwise falls into one of the other exceptions contained in this definition; or (ix) any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any Proceeding listed on Section 8.4 of the Company Disclosure Schedule; except in the case of clauses (i), (ii), (iii) and (iv), to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects the Company and the Company Subsidiaries, taken as a whole, when compared to other Persons operating in the same industries in which the Company operates.

“Company-Owned Intellectual Property” means all Intellectual Property owned by the Company or any of the Company Subsidiaries, including the Intellectual Property listed in Section 3.17 of the Company Disclosure Schedule.

“Company Products” means products that have been or are currently being designed, developed, manufactured or sold by the Company or the Company Subsidiaries prior to the Closing.

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, to the extent applicable to the purchase and sale of the Shares and the other transactions contemplated by this Agreement, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Continuing Employees” shall mean all employees of the Company or any of the Company Subsidiaries immediately prior to the Effective Time and who remains employed by the Surviving Corporation immediately after the Effective Time.

“Contracts” means any of the written agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, covenants not to use, indemnification agreements, employment agreements, licenses, instruments, obligations, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Criminal Law” means any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected the violation of which would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty or criminal fine or other criminal liability with respect to the Company, any Company Subsidiary or any of their respective directors, officers or employees (in their capacities as such).

“Criminal Penalty” shall mean any (a) criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, the Company, any Company Subsidiary or any of their respective directors, officers or employees (in their capacities as such) involving (i) in respect of a violation of the Laws described in Sections 3.27, 3.28 or 3.29 or (ii) requiring the payment of more than $5,000,000 per occurrence or series of related occurrences or (b)(x) felony criminal jail sentence as to matters over which the United States has jurisdiction or (y) criminal jail sentence involving incarceration of more than (1) year as to matters over which jurisdiction is wholly outside of the United States.

“Environmental Laws” means any and all applicable Laws which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended, the Clean Air Act, as amended, OSHA or any other Law of similar effect.

“Environmental Permits” means any permit certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar interest.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“Extended Outside Date” means June 27, 2017.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended and its applicable implementing regulations.

“FUSE Business” means the business of the Company and the Company Subsidiaries relating to the design, manufacture, marketing and sale of the Company’s Fuse endoscopy products and accessories.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or arbitral functions of or pertaining to government.

“Hazardous Substances” means any chemical substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including friable asbestos, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse including, without limitation, 18 U.S.C. §§ 286, 287, 1001 and 1347, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Physician Payments Sunshine Law (42 U.S.C. § 1320a-7h), the exclusion laws (42 U.S.C. § 1320a-7), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) (the “Medical Device Directives”) and any European Economic Area Member State laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State laws implementing the provisions of these directives, all regulations promulgated pursuant to such Laws, and any other Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of pharmaceutical or medical device products, or that is related to fraud and abuse, kickbacks, false claims, patient or program charges, pricing, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare items and services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Initial Outside Date” means December 27, 2016.

“Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any patent, patent application (including any provisionals, continuations, divisionals, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights or publicity rights, (d) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (e) good will related to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance New Version 5721-1961, as amended from time to time together with any and all of the regulations promulgated thereunder.

“ITA” means the Israel Tax Authority.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to the Parent or the Purchaser, the actual knowledge after reasonable inquiry of the officers and directors of the Parent and the Purchaser.

“Law” means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates, notices, bylaws, rules, regulations, arbitration awards or findings, ordinances or other requirements, legally binding guidance, rulings, Orders, court decisions, stipulations, consent decrees, permits, restrictions, licenses, policies or instruments of any Governmental Entity having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“on a fully diluted basis” means (i) the number of Shares outstanding, plus (ii) the aggregate number of shares of Company Stock issuable to holders of Company Options or Company Warrants from which the Company has received valid notices of exercise (including payment of any applicable exercise price in accordance with the terms of the Company Equity Plans and any applicable award or warrant agreement) prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options or Company Warrants).

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, legal or arbitration award, ruling or other finding or agency requirement or settlement agreement.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Other Filings” means all filings made by, or required to be made by, the Company or the Parent and the Purchaser with the SEC in connection with the transactions contemplated by this Agreement, other than the Schedule TO, and the Schedule 14D-9.

“Other Required Governmental Approvals” means the approvals required under the Competition Act (Law 15/2007) of Spain by the Comisión Nacional de los Mercados y la Competencia and/or the Regulation on the Defence of Competition implemented by Royal Decree 261/2008.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer and the Merger or performance by the Parent or the Purchaser of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental changes or levies not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, landlords, construction or similar liens or encumbrances arising by operation of Law, as to which there is no default or in the ordinary course of business for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) with respect to Leased Real Property, Liens disclosed on existing title reports or existing surveys made available to the Parent that would not materially and adversely impact the operations of the Company or the Company Subsidiaries as currently conducted, (e) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by any Governmental Entity, in each case that do not materially and adversely impact the current use of the affected property, (f) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, (g) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or the Company Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 5.1), (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (i) with respect to leased or licensed personal property or Intellectual Property pursuant to leases or licenses disclosed in the Company Disclosure Schedule, the terms and conditions of such lease or license applicable thereto, and (j) any Liens that do not materially detract from the value or materially interfere with the use, operation or transfer of any tangible assets of the Company or any of the Company Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, investigations, inquiries, demand letters, notices of violation, requests for information, mediations, grievances, audits, examinations, assessments or other proceedings by any Governmental Entity or Person.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Regulatory Material Adverse Effect” means any action or agreement (a) to sell, hold separate, enter into a voting trust arrangement, proxy arrangement, or other arrangement or similar arrangement or otherwise dispose of assets of Parent or the Purchaser, (b) to sell, hold separate, enter into a voting trust arrangement, proxy arrangement, or other arrangement or similar agreement or otherwise dispose of assets of the Company, except to the extent any such sale, hold separate, voting trust arrangement, proxy arrangement or other arrangement or similar agreement would not have, individually or in the aggregate, and would not reasonably be expected to have a Company Material Adverse Effect, or (c) to conduct the business of Purchaser, the Company, or Parent in a specified manner.

“Relevant Governmental Entity” means any (a) Governmental Entity in the United States or Spain of competent jurisdiction to enforce Competition Laws, (b) any federal Governmental Entity of competent jurisdiction in the United States or (c) any Governmental Entity of competent jurisdiction in any country other than the United States where the Company sells Company Products, other than countries where the Company sells only Company Products included in the FUSE Business.

“Required Third Party Consents” means the consents, approvals and authorizations listed on Schedule 8.4(b) of the Company Disclosure Schedule.

“Section 102” means Section 102(b)(2) of the Israeli Tax Ordinance.

“Section 3(i)” means Section 3(i) of the Israeli Tax Ordinance.

“Section 102 Option” means any Company Option that was intended to be granted pursuant to Section 102.

“Section 102 Securities” means, collectively, Section 102 Options and Section 102 Shares.

“Section 102 Shares” mean any Shares that were issued upon exercise of Section 102 Options.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Subsidiary” of the Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration or other document relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) all taxes, charges, assessments, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar payment imposed by any Governmental Entity, whether disputed or not and whether payable by reason of Contract, assumption, transferee liability, obligation to indemnify, operation of Law (including, without limitation, any amounts attributable to another Person but required to be borne under Treasury Regulations Section 1.1502-6), closing agreement entered into with a Governmental Entity, or otherwise, including income, franchise, windfall, branch profits or other profits, gross receipts, estimated, property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, natural resources, severance, margin, escheat or unclaimed property, use, payroll, employment, social security, pension insurance contributions, workers’ compensation, unemployment compensation, disability, payroll, occupation, license, excise, premium, capital stock, capital gains, net worth, intangibles, withholding, ad valorem, stamp, transfer, registration, value-added, gains tax, export, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Third Party” shall mean any Person other than the Parent, the Purchaser and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS, as amended from time to time.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.1(b)

“Activities to Date”	Section 3.30(b)

“Agreement”	Preamble

“Adverse Recommendation Change”	Section 5.3(c)

“Alternative Acquisition Agreement”	Section 5.3(a)

“Book-Entry Shares”	Section 2.2(b)(ii)

“Capitalization Date”	Section 3.2(a)

“Certificate of Merger”	Section 1.4

“Certificates”	Section 2.2(b)(i)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Company”	Preamble

“Company Benefit Plan”	Section 3.12(a)

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company Certificate”	Section 3.1(c)

“Company Compensation Arrangement”	Section 3.13(e)

“Company Disclosure Schedule”	Article 3

“Company Equity Plans”	Section 2.4(a)

“Company Financial Advisor”	Section 3.22

“Company Financial Statements”	Section 3.7(a)

“Company Labor Agreement”	Section 3.13(a)

“Company Licenses”	Section 3.30(b)

“Company-Licensed Intellectual Property Agreement”	Section 3.17(b)

“Company Material Contract”	Section 3.14(a)

“Company Operations and Products”	Section 3.17(c)(i)

“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Related Parties”	Section 7.2(g)

“Company Restricted Shares”	Section 2.4(c)

“Company RSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Subsidiary”	Section 3.1(a)

“Company Warrants”	Section 2.5

“Competing Proposal”	Section 5.3(j)

“Confidentiality Agreement”	Section 5.3(b)

“Covered Persons”	Section 5.7(a)

“D&O Insurance”	Section 5.7(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.4

“Employment Compensation Arrangement”	Section 3.13(e)

“ERISA”	Section 3.12(a)

“ERISA Affiliate”	Section 3.12(a)

“ESPP”	Section 2.6

“Exchange Act”	Section 1.1(a)

“Expiration Date”	Section 1.1(d)

“FCPA”	Section 3.27(a)

“FDA Fraud Policy”	Section 3.30(h)

“FDCA”	Section 3.30(f)

“Foreign Plans”	Section 3.12(j)

“Government Grants”	Section 3.34

“HSR Condition”	Annex I

“Independent Directors”	Section 3.13(e)

“Initial Expiration Date”	Section 1.1(d)

“Insurance Policies”	Section 3.19

“Lease Agreement”	Section 3.14(a)

“Leased Real Property”	Section 3.21(b)

“Maximum Annual Premium”	Section 5.7(c)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)

“Multiemployer Plan”	Section 3.12(f)

“Notice of Superior Proposal”	Section 5.3(d)

“NYSE”	Section 3.5

“Offer”	Recitals

“Offer Documents”	Section 1.1(g)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Option Payments”	Section 2.4(a)

“Other Governmental Approvals”	Annex I

“Parent”	Preamble

“Parent Consent”	Section 4.2

“Parent Disclosure Schedule”	Article 4

“Parent Related Parties”	Section 7.2(g)

“Parent Representatives”	Section 5.2(a)

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Pre-Closing Restructuring Actions”	Section 5.11

“Privacy Laws”	Section 3.33

“Proscribed Recipient”	Section 3.27(a)

“Purchaser”	Preamble

“Purchaser Common Stock”	Section 2.1(c)

“Registered Company-Licensed Intellectual Property”	Section 3.17(b)

“Registered Company-Owned Intellectual Property”	Section 3.17(a)

“RSU Payments”	Section 2.4(b)

“Sarbanes-Oxley Act”	Section 3.7(a)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(g)

“SEC”	Section 1.1(e)

“Section 16”	Section 5.9

“Shares”	Section 3.2(a)

“Significant Customer”	Section 3.26(a)

“Significant Supplier”	Section 3.26(b)

“Superior Proposal”	Section 5.3(j)

“Support Agreements”	Recitals

“Surviving Corporation”	Section 1.3(a)

“Takeover Statutes”	Section 5.4(a)

“Termination Fee”	Section 7.2(b)

“Transaction Litigation”	Section 5.12

“Warrant Payments”	Section 2.5

“willful and material breach”	Section 7.2(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement (as amended hereby) constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement, as amended hereby) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as set forth in Section 5.7 or as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that the Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of the Parent without the consent of the Company, but no such assignment shall relieve the Parent or the Purchaser, as the case may be, of its obligations hereunder. Any purported assignment not permitted under this Section 8.9 shall be null and void.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than (a) pursuant to Section 5.7, (b) from and after the Acceptance Time, the rights of the holders of Company Shares accepted for payment in the Offer to receive the Offer Price, as provided in Article 1 and in accordance with the Offer, and (c) from and after the Effective Time, the rights of holders of (i) Company Options, (ii) Company RSUs, (iii) Company Restricted Shares and (iv) Company Warrants, in each case to receive the Merger Consideration as provided in Article 2, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

8.11 Non-Recourse. Except for any Proceeding arising under or related to any Support Agreement, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any Support Agreement, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the parties hereto (except permitted assignees under Section 8.9) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the parties hereto) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party hereto or for any Proceeding based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate any of the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

8.12 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this

Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or Federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.13, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(c).

8.14 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.15 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America sitting in Delaware, without necessity of posting bond or other security (any requirements therefor being expressly waived). Each party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

[Signature page follows]

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Daniel J. Brennan
Name:	Daniel J. Brennan
Title:	Executive Vice President & Chief Financial Officer

FALCON MERGER CORP.

By:	/s/ Daniel J. Brennan
Name:	Daniel J. Brennan
Title:	Vice President & Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ENDOCHOICE HOLDINGS, INC.

By:	/s/ Mark Gilreath
Name: Mark Gilreath
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), (c) any Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing thereunder shall not have lapsed or been made at or prior to the Expiration Date (collectively, the “Other Governmental Approvals Condition”), or (d) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i) there shall be pending any Proceeding by any Relevant Governmental Entity of competent jurisdiction against the Parent, the Purchaser, the Company or any Company Subsidiary, or otherwise in connection with the Offer or the Merger, (A) seeking to make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger, (B) seeking to make illegal, restrain or prohibit the ownership or operation by the Parent, the Company or any of their respective Subsidiaries or affiliates, of all or any material portion of the businesses or assets of the Parent or any of its affiliates, on the one hand, or the Company and the Company Subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger, (C) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of the Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, or (D) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and in each case the Parent or the Purchaser shall have received a legal opinion from reputable local counsel in the jurisdiction in which such Proceeding is pending that consummating the Offer or the Merger would be inadvisable while such Proceeding is pending;

(ii) there shall be any Law or Order in effect, enacted, entered, enforced or promulgated by or on behalf of a Governmental Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) would reasonably be expected to result in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer or the consummation of the Merger;

(iii) (A) any representation or warranty of the Company contained in Sections 3.1(a), 3.3(a), 3.3(b), 3.3(c), 3.4(a) or 3.24 of the Merger Agreement shall fail to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications), (B) any representation or

Annex I-1

warranty of the Company contained in Sections 3.2(a) or 3.2(b) of the Merger Agreement shall fail to be true and correct in all respects, as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications), except to the extent of any de minimis inaccuracies, (C) any representation or warranty of the Company contained in Section 3.22 of the Merger Agreement shall fail to be true and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (D) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except, in the case of clause (D), (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect;

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date and such breach or failure shall not have been cured;

(v) since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect;

(vi) the Purchaser shall have failed to receive a certificate of the Company, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of clause (d) of this Annex I have been satisfied; or

(vii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (excluding that set forth in clause (a) of the initial paragraph) are for the sole benefit of the Purchaser and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I-2

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of September 27, 2016 (the “Merger Agreement”), by and among Boston Scientific Corporation, Falcon Merger Corp. and EndoChoice Holdings, Inc.

Annex I-3